Exhibit 2.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2

EXECUTION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VOLCANO CORPORATION

ATHENA SUB, INC.

AND

ATHEROMED, INC.

AND

FORTIS ADVISORS LLC

AS SECURITYHOLDERS’ REPRESENTATIVE

Dated as of May 27, 2014

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Form of Warrant Consent
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Offer Letter
Exhibit E	Form of Employee Proprietary Information and Inventions Agreement
Exhibit F	Form of Note Conversion Acknowledgement and Waiver

INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
2015 Milestone Consideration	Article I
2016 Milestone Consideration	Article I
2017 Milestone Consideration	Article I
280G Stockholder Approval Requirements	6.14(a)
Action	Article I
Advisory Group	8.6(b)
Affiliate	Article I
Agreement	Preamble
Balance Sheet Date	3.4
Board of Directors and Boards of Directors	Recitals
Business Day	Article I
Certificate of Merger	2.2
Certificates	2.8(d)
Closing	2.2
Closing Merger Consideration	Article I
Closing Balance Sheet	2.12(c)
Closing Date	2.2
COBRA	Article I
Code	2.7(b)
Combination Product	Article I
Commercial Sale	Article I
Common Warrant	Article I
Company	Preamble
Company 401(k) Plans	6.7
Company Balance Sheet	3.4
Company Capital Stock	Article I
Company Charter Documents	3.1(b)
Company Common Stock	2.6(b)
Company Convertible Notes	Recitals
Company Disclosure Letter	Article III
Company Employee Plan	Article I
Company Employees	6.6(a)
Company Indemnified Liabilities	6.8(a)
Company Indemnified Parties	Article I
Company Indemnified Proceedings	6.8(a)b

Terms	Cross Reference in Agreement
Company Intellectual Property	Article I
Company IP Contract	Article I
Company Material Contract	3.16(a)
Company Net Working Capital	Article I
Company Option Plan	Article I
Company Options	Article I
Company Participants	6.6(a)
Company Permits	3.9(b)
Company Preferred Stock	Article I
Company Product	Article I
Company Registered Intellectual Property	Article I
Company Securityholder	Article I
Company Stockholder	Article I
Company Warrants	Article I
Convertible Note Shares	Article I
Confidentiality Agreement	6.3(a)
Contract	3.2(a)
Cumulative Cash Sales	Article I
Current Assets	Article I
Current Liabilities	Article I
Data Archive	10.1
Deductible Amount	8.3(b)
Delaware Law	Recitals
DGCL	2.3
Dissenting Shares	2.6(d)(i)
DOJ	6.5(a)
DOL	Article I
Effective Time	2.2
Employee	Article I
Employee Agreement	Article I
End Date	9.1(c)
Environmental Laws	3.15
Environmental Permits	3.15
ERISA	Article I
ERISA Affiliate	Article I
Escrow Agent	Article I
Escrow Agreement	Recitals

Terms	Cross Reference in Agreement
Escrow Amount	Article I
Escrow Fund	Article I
Escrow Release Amount	8.5
Escrow Termination Date	Article I
Estimated Closing Balance Sheet	2.12(a)
Estimated Closing Certificate	2.12(a)
Estimated Indebtedness	2.12(a)
Estimated Transaction Expenses	2.12(a)
Excess Parachute Payments	6.14(a)
Excess Parachute Waiver	6.14(a)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
FDA	3.9(b)
Federal Court	10(c)
Final Adjustment	2.12(e)
Final Closing Balance Sheet	2.12(e)
Final Indebtedness	2.12(e)
Final Transaction Expenses	2.12(e)
Financial Statements	3.4
FTC	6.5(a)
Fundamental Representations	Article I
GAAP	3.4
Governmental Entity	3.3(c)
Governmental Order	Article I
Hazardous Materials	3.15
HSR Act	3.3(c)
In-the-Money Company Options	Article I
In-the-Money Company Warrants	Article I
Indebtedness	Article I
Indemnified Parties	Article I
Independent Accountant	Article I
Information Statement	6.2(b)
Insurance Cap	6.8(c)
Intellectual Property	Article I
International Employee Plan	Article I
IRS	Article I
Knowledge	10.2(b)

Terms	Cross Reference in Agreement
Leased Real Property	3.13
Leases	3.13
Legal Requirements	3.2(d)
Letter of Transmittal	2.8(c)
Licensee	Article I
Liens	Article I
[...***...]	Article I
[...***...] Product	Article I
Losses	Article I
Major Lenders	Article I
Material Adverse Effect	10.2(c)
Merger	2.1
Merger Consideration	Article I
Merger Sub	Preamble
Milestone Consideration	Article I
Multiemployer Plan	Article I
Necessary Consents	3.3(c)
Net Indebtedness Adjustment	2.12(a)
Option Merger Consideration	2.7(b)
Option Notice	2.7(a)
Outstanding Shares	Article I
Parent	Preamble
Parent Closing Balance Sheet	2.12(b)
Parent Closing Statement	2.12(b)
Parent Disclosure Letter	Article IV
Parent ESPP	6.6(b)
Parent Plans	6.6(a)
Pension Plan	Article I
Permits	3.9(b)
Permitted Liens	Article I
Person	10.2(d)
Phoenix Atherectomy System	Article I
Pre-Closing Taxes	Article I
Premarket Notification	Article I
Proposed Indebtedness	2.12(b)
Proposed Transaction Expenses	2.12(b)
Proxy Vote	6.2

***Confidential Treatment Requested

Terms	Cross Reference in Agreement
Registered Intellectual Property	Article I
Related Party	3.19
Release	3.15
Remaining Adjustment Consideration	Article I
Remaining Closing Merger Consideration	Article I
Remaining Escrow Consideration	Article I
Remaining Milestone Consideration	Article I
Representative Reimbursement Amount	Article I
Representative Reimbursement Fund	Article I
Required Stockholder Approval	3.3(a)
Security Agreement	7.3(j)
Series A Preferred Stock	Article I
Series A-1 Preferred Stock	2.6(a)(v)
Series A Preferred Warrant	Article I
Series B Preferred Stock	2.6(a)(iv)
Series B-1 Preferred Stock	2.6(a)(iii)
Series C Preferred Stock	2.6(a)(ii)
Series C Preferred Warrant	Article I
Series D Preferred Stock	2.6(a)(i)
Series D Preferred Warrant	Article I
Securityholders’ Representative	8.6(a)
Securityholders’ Representative Expenses	8.6(b)
Securityholders’ Representative Group	8.6(b)
Subsidiary	3.1(a)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Tax, Taxes	3.7(a)
Tax Returns	3.7(b)(i)
Third Party Claim	8.7
Threshold Amount	8.3(b)
Transaction Expenses	Article I
Treasury Regulations	3.7(b)(xii)
Voting Agreement	Article I
WARN Act	6.6(c)
Written Consent	Recitals
WSGR	10.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 27, 2014, by and among Volcano Corporation, a Delaware corporation (“Parent”), Athena Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and AtheroMed, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Securityholders’ Representative (as defined in Section 8.6(a)).

RECITALS

A.    The respective Boards of Directors of Parent, Merger Sub and the Company (the “Boards of Directors” and each, a “Board of Directors”) have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the business combination and other transactions provided for herein.

B.    The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1).

C.    Promptly following the execution and delivery of this Agreement, (i) stockholders of the Company representing the requisite number of shares of the Company Preferred Stock and Company Common Stock (each as defined in Section 2.6(b)), through an action by a written consent shall adopt this Agreement, approve the Charter Amendment and approve the Merger and consummation of transactions contemplated by this Agreement by the requisite vote (“Written Consent”), and (ii) the outstanding subordinated secured convertible promissory notes of the Company (“Company Convertible Notes”) will, in accordance with their terms, convert into shares of the Company Series D Preferred Stock immediately prior to the Effective Time.

D.    At the Effective Time, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent, the Securityholders’ Representative and the Escrow Agent (as defined in Article I) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which a portion of the aggregate Merger Consideration (as defined in Article I) shall be placed in an escrow account to satisfy and secure the obligations set forth in Article VIII.

E.    Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

(a) “2015 Milestone Consideration” shall be equal to 100% of the Cumulative Cash Sales for the calendar year ending December 31, 2015 minus the amount, if any, of Unpaid Transaction Expenses.

(b) “2016 Milestone Consideration” shall be equal to 100% of the excess of Cumulative Cash Sales for the calendar year ending December 31, 2016 over Cumulative Cash Sales for the calendar year ending December 31, 2015 minus the amount, if any, of Unpaid Transaction Expenses; provided if the foregoing calculation results in a negative number, it shall be equal to zero.

(c) “2017 Milestone Consideration” shall be equal to 100% of the excess of Cumulative Cash Sales for the calendar year ending December 31, 2017 over the greater of the Cumulative Cash Sales for the calendar year ending December 31, 2015 or the Cumulative Cash Sales for the calendar year ending December 31, 2016 minus the amount, if any, of Unpaid Transaction Expenses; provided if the foregoing calculation results in a negative number, it shall be equal to zero.

(d) “Action” shall mean any claim, action, cause of action, suit, demand, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

(e) “Affiliate” shall mean, with respect to any Person, any individual or entity controlling, controlled by, or under common control with such Person.

(f) “Applicable Share” shall mean, with respect to any Company Securityholder Distribution, the portion of such distribution that a Company Securityholder is entitled to receive in respect of the shares of Company Capital Stock, In-the-Money Company Options and In-the-Money Company Warrants held by such Company

Securityholder as of immediately prior to the Effective Time, as calculated in accordance with the Company Charter, applicable Legal Requirements and the terms of this Agreement, and taking into account all payments previously made to such Company Securityholder in respect of such shares of Company Capital Stock, In-the-Money Company Options and/or In-the-Money Company Warrants, as applicable, prior to the time of such distribution.

(g) “Business Day” shall mean any day that is not Saturday or Sunday or other day on which banks are required or authorized by law to close in New York, New York or San Francisco, California.

(h) “Carve-Out Transaction” shall mean any transaction (including a sale of assets, merger, sale of stock or other equity interests), other than a Parent Change of Control, pursuant to which the ownership of all or substantially all of the Company Products and the Intellectual Property therein are sold to or acquired by, directly or indirectly, a Person other than Parent or an Affiliate of Parent.

(i) “Closing Merger Consideration” shall mean $115,000,000 plus an amount equal to the aggregate exercise price of all In-the-Money Company Options outstanding immediately prior to the Effective Time and the aggregate exercise price of all In-the-Money Company Warrants outstanding immediately prior to the Effective Time to the extent such Company Warrants are not net exercised, minus Estimated Transaction Expenses (if any), plus the Estimated Working Capital Surplus (if any), minus the Estimated Working Capital Deficit (if any), minus the Estimated Indebtedness (if any), minus the Escrow Amount, minus the Representative Reimbursement Amount.

(j) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(k) “Combination Product” shall mean a product combining any Company Product together with one or more other products (such other product an “Other Product”).

(l) “Commercial Sale” shall mean, with respect to any Company Product and Combination Products, the sale by Parent or its Affiliates or any Licensee of any Company Product or Combination Product for end use of such product, but shall not include any sales of any Company Product or Combination Product among Parent, its Affiliates or Licensees or any combination thereof. For clarity, Commercial Sale shall not include any sale, assignment or transfer of any Company Products to any party for use in a clinical trial.

(m) “Commercially Reasonable Efforts” shall mean, with respect to the efforts and resources to be expended, or considerations to be undertaken, by Parent with respect to achievement of the Regulatory Milestone, development and commercialization of the Company Products (other than the CRE Excluded Products) and any objective, activity or decision to be undertaken hereunder in connection therewith, such reasonable, good faith efforts and resources as a medical device company of a similar size and with similar revenues as Parent would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining regulatory approval, or commercialization of any product or product candidate, such efforts and resources shall be consistent with those efforts and resources commonly used by such a medical device company under similar circumstances for a similar product or product candidate owned by it, or to which it has similar rights, which product or product candidate is at a similar stage in its development or product life and is of similar market potential taking into account all relevant factors, including: (i) issues of efficacy, safety, and expected and actual approved instructions for use, (ii) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (iii) the expected and actual product performance, (iv) the expected and actual patent and other proprietary position of the product(s) or product candidate(s), (v) the likelihood and difficulty of obtaining regulatory approval given the regulatory structure involved, (vi) pending, actual or threatened legal proceedings with respect to the product(s) or product candidate(s), (vii) input from regulatory experts and any guidance or developments from the FDA or similar Governmental Entity affecting the data required in order to obtain 510(k) clearance or similar clearance from or approval by a Governmental Entity, (viii) the expected and actual profitability and return on investment of the product(s) or product candidate(s) taking into consideration, among other factors (x) third party costs and expenses incurred in the development of such product, (y) royalty, milestone and other payments owed based on the commercialization of such product (but not taking into account any amounts owed under this Agreement), and (z) expected and actual pricing and reimbursement relating to the product(s) or product candidate(s).

(n) “Common Warrant” means any warrant to acquire shares of Company Common Stock.

(o) “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

(p) “Company Charter” shall mean the Company’s certificate of incorporation in effect immediately prior to the Effective Time.

(q) “Company Common Stock” shall mean a share of the Common Stock of the Company, par value $0.001 per share.

(r) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control payments, termination pay, commission pay, incentive or bonus pay, retention pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any material liability or obligation, including all International Employee Plans.

(s) “Company Indemnified Party” shall mean each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company.

(t) “Company Intellectual Property” shall mean all Intellectual Property which the Company owns or purports to own or has rights to use.

(u) “Company IP Contract” shall mean any Contract to which the Company is a party and pursuant to which (A) the Company has granted a license (including any sublicense) under Company Intellectual Property to any third Person, or any option with respect thereto or (B) any third Person has granted a license (including any sublicense) to the Company under any Company Intellectual Property; provided that Company IP Contracts shall not include (I) “shrink wrap” and similar off-the-shelf software licenses or (II) other agreements and licenses ancillary to the purchase or use of equipment, reagents or other materials.

(v) “Company Net Working Capital” shall mean (i) the Current Assets of the Company less (ii) Current Liabilities of the Company, in each case, determined as of the close of business on the Closing Date.

(w) “Company Option Holders” shall mean the holders of In-the-Money Company Options.

(x) “Company Option Plan” shall mean the AtheroMed, Inc. 2006 Equity Incentive Plan.

(y) “Company Options” shall mean all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan, or pursuant to any individual stock option agreement (other than the Company Warrants).

(z) “Company Preferred Stock” shall mean the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

(aa) “Company Product” shall mean the Company’s (i) 1.8mm Tracking catheter subject to the Premarket Notification (together with any prior generations of such product), (ii) 2.2mm Tracking catheter subject to the Premarket Notification (together with any prior generations of such product), (iii) […***…] catheter, (iv) […***…] catheter […***…], (v) […***…] catheter […***…], (v) […***…] catheter, and (vi) Phoenix Guidewire solely to the extent manufactured by Neometrics Inc., in each case, solely to the extent used in the treatment of peripheral artery disease or coronary artery disease, and in each case, any improvements, modifications or derivatives thereto.

(bb) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company.

(cc) “Company Securityholder” shall mean a holder of Company Capital Stock, Company Convertible Notes, In-the-Money Company Options and/or In-the-Money Company Warrants as of immediately prior to the Effective Time (but prior to the cancellation of any of the foregoing in exchange for Merger Consideration pursuant to the terms of this Agreement).

(dd) “Company Securityholder Distribution” shall mean a distribution to the Company Securityholders (i) of the Final Adjustment in accordance with Section 2.12(d), (ii) from the Representative Reimbursement Amount in accordance with Section 8.2(b) or (iii) from the Escrow Fund in accordance with Section 8.5.

(ee) “Company Stockholder” shall mean a holder of Company Capital Stock.

(ff) “Company Warrants” shall mean any of the Series D Preferred Warrants, the Series C Preferred Warrants, the Series A Preferred Warrants and the Common Warrants.

(gg) “CRE Excluded Product” shall mean (i) any prior generation(s) of the Company’s 1.8mm Tracking catheter subject to the Premarket Notification, any prior generation(s) of the Company’s 2.2mm Tracking catheter subject to the Premarket Notification, (iii) the Company’s […***…] catheter, (iv) any wire product and (v) any Company Product to the extent used in the treatment of coronary artery disease.

***Confidential Treatment Requested

(hh) “Cumulative Cash Sales” shall mean revenues in U.S. dollars from Commercial Sales of Company Products and Combination Products (the Commercial Sales of which shall, for the avoidance of doubt, be calculated in accordance with the last two sentences of this paragraph), in each case, calculated in accordance with GAAP consistently applied plus, […***…]. Notwithstanding the foregoing, with respect to a […***…] Product, the Cumulative Cash Sales for such […***…] Product shall be calculated by […***…].

(ii) “Current Assets” shall mean cash and cash equivalents, accounts receivable (less allowances for doubtful accounts), inventory (less reserves for obsolete or excess inventory), deposits and prepaid expenses, but excluding all tax assets, determined in accordance with GAAP consistently applied.

(jj) “Current Liabilities” shall mean accounts payable, wages and related Taxes payable and accrued expenses, customer prepayments, deferred revenue, Taxes payable (including employment Taxes and other payroll Taxes incurred by the Company as a result of the exercise of any Company Options or the payments to holders of In-the-Money Company Options pursuant to this Agreement), but excluding deferred Tax

***Confidential Treatment Requested

liabilities, determined in accordance with GAAP consistently applied; provided, however, that Current Liabilities shall not include any Transaction Expenses or Indebtedness.

(kk) “DOL” shall mean the Department of Labor.

(ll) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

(mm) “Employee Agreement” shall mean each employment, severance, change of control, consulting, independent contractor, incentive or bonus, commission, retention, relocation or other agreements or contract between the Company or any ERISA Affiliate and any Employee (other than those agreements, contracts or understandings that are terminable by the Company or any ERISA Affiliate on no more than thirty (30) days notice without liability or financial obligation to the Company or any ERISA Affiliate).

(nn) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(oo) “ERISA Affiliate” shall mean any individual or entity controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(pp) “Escrow Agent” shall mean Wilmington Trust, N.A., or any successor as determined in accordance with the Escrow Agreement.

(qq) “Escrow Amount” shall mean $11,500,000.

(rr) “Escrow Fund” shall mean the Escrow Amount and, if applicable, the Regulatory Escrow Amount, held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

(ss) “Escrow Termination Date” shall mean the date that is eighteen (18) months following the Closing Date.

(tt) “Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization; Standing and Power; Charter Documents; Subsidiaries), Section 3.2 (Capital Structure), Section 3.3 (Authority; Non-Contravention; Necessary Consents), Section 3.7 (Taxes), and Section 3.11 (Brokers’ and Finders’ Fees; Fees and Expenses).

(uu) “Governmental Order” shall mean any ruling, award, subpoena, order, judgment, injunction or decree issued, promulgated or entered by any Governmental Entity.

(vv) “In-the-Money Company Options” shall mean each Company Option that has not been exercised prior to the Effective Time with a per share exercise price that is less than the Per Share Remaining Closing Merger Consideration.

(ww) “In-the-Money Company Warrants” shall mean each Company Warrant that has not been exercised prior to the Effective Time with a per share exercise price that is less than: (i) in the case of a Series D Preferred Warrant, the sum of the Per Share Series D Liquidation Preference Amount and the Per Share Remaining Closing Merger Consideration, (ii) in the case of a Series C Preferred Warrant, the sum of the Per Share Series C Liquidation Preference Amount and the Per Share Remaining Closing Merger Consideration and (iii) in the case of a Series A Preferred Warrant, the Per Share Series A Closing Amount.

(xx) “Indebtedness” shall mean, with respect to any Person, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) amounts owing as deferred purchase price for property, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien (other than Permitted Liens) on any assets and properties of such Person, (vi) obligations to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, (viii) capital leases, (ix) guarantees, to the extent payable, with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (i) through (viii) above, and (x) all interest, fees, prepayment premiums, penalties, breakage costs and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (ix). Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business. Further, Indebtedness shall not include any Current Liabilities to the extent included in the Final Net Working Capital Amount and Transaction Expenses to the extent included in the Final Transaction Expenses, including any amounts payable to accountants, legal advisors or the brokers named in Section 3.11 or deferred Tax liabilities, determined in accordance with GAAP consistently applied.

(yy) “Indemnified Parties” shall mean Parent and its Affiliates, including the Surviving Corporation, and their respective officers, directors, managers, members,

general partners, limited partners, stockholders, employees, agents, representatives, successors and permitted assigns.

(zz) “Independent Accountant” means PricewaterhouseCoopers LLP or such other independent accounting firm of international reputation selected by Parent and the Securityholders’ Representative.

(aaa) “Intellectual Property” shall mean all intellectual property, regardless of form, including any or all of the following and all rights in, arising out of, or associated therewith: (A) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all trade secrets and information that is not generally known, including designs, know-how, methods, processes, prototypes, systems and techniques; (C) all copyrights, copyrights registrations and applications therefor, published and unpublished works of authorship, and all other rights corresponding to the foregoing throughout the world; and (D) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.

(bbb) “International Employee Plan” shall mean any Company Employee Plan which: (i) is mandated by a government other than the United States, (ii) is not subject to United States law, or (iii) has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, for the benefit of Employees who perform services outside the United States.

(ccc) “IP Representations” shall mean the representations and warranties in Section 3.8 (Intellectual Property).

(ddd) “IRS” shall mean the Internal Revenue Service.

(eee) “Licensee” shall mean any third party (other than an Affiliate of Parent) to whom Parent or an Affiliate of Parent has granted the right, directly or indirectly, to sell any Company Product to end users or consumers, provided that Licensee shall exclude wholesalers and resellers of such Company Product and shall exclude such third parties who are end users or consumers of such Company Product.

(fff) “Liens” shall mean all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

(ggg) “[…***…]” shall mean, with respect to any Commercial Sale of a […***…] Product
[…***…]

***Confidential Treatment Requested

[…***…] during the […***…] month period […***…] of any such […***…].

(hhh) “[…***…] Product” shall mean, as measured on a […***…] during the […***…] month period; provided that […***…] during the […***…] month period. For the avoidance of doubt, […***…].

(iii) “Losses” shall mean all losses, liabilities, Taxes, damage, costs and expenses (including reasonable attorneys’ fees and expenses), whether or not due to a third party claim.

(jjj) “Major Lenders” shall mean Kaiser Permanente Ventures, LLC - Series A, Kaiser Permanente Ventures, LLC - Series B, The Permanente Federation LLC - Series I, U.S. Venture Partners IX, L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Canaan VII L.P., and their respective affiliates.

(kkk) “Manufacturing Move Date” means the first date on which all of the Company Products are manufactured in facilities located outside of Menlo Park, California.

(lll) “Merger Consideration” shall mean the Closing Merger Consideration, as adjusted pursuant to Section 2.12 (and taking into account any Final Adjustment), the Milestone Consideration, the Escrow Amount, the Regulatory Escrow Amount and the Representative Reimbursement Amount, in each case, to the extent payable to the Company Securityholders pursuant to the terms of this Agreement.

***Confidential Treatment Requested

(mmm) “Milestone Consideration” shall mean the Regulatory Consideration, the 2015 Milestone Consideration, the 2016 Milestone Consideration and the 2017 Milestone Consideration.

(nnn) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(ooo) “Option Notice Date” shall mean the first date on which all holders of Company Options have received Option Notices in accordance with Section 2.7(a).

(ppp) “Outstanding Shares” shall mean, without duplication, the sum of the total number of (i) shares of Company Common Stock outstanding as of immediately prior to the Effective Time, (ii) shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding as of immediately prior to the Effective Time (including the Convertible Note Shares), (iii) shares of Company Common Stock issuable upon exercise of the In-the-Money Company Options outstanding as of immediately prior to the Effective Time, and (iv) the shares of Company Common Stock (including shares of Company Common Stock into which any Company Preferred Stock underlying In-the-Money Company Warrants is convertible) issued or issuable upon exercise of the In-the-Money Company Warrants outstanding immediately prior to the Effective Time (in each case, with respect to any exercises or conversions into Company Common Stock or Company Preferred Stock that are to be effective immediately prior to or simultaneous with the Merger).

(qqq) “Parent Change of Control” shall mean (A) the sale, lease, exchange, transfer, license, disposition or acquisition from Parent and its Subsidiaries of any business or businesses or assets that constitute all or substantially all (as defined under Delaware law) of the assets of the Parent and its Subsidiaries, taken as a whole (either as measured by the fair market value thereof or by revenues on a consolidated basis attributable thereto), (B) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization (including any issuance of securities, acquisition of securities, tender offer or exchange offer) or other similar transaction in which Parent or any of its Subsidiaries is a constituent corporation and which would result in a Person or “group” (as defined in the Exchange Act, and the rules promulgated thereunder) of Persons, other than the holders of outstanding securities of Parent as of immediately prior to such transaction, acquiring record or beneficial ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of (x) Parent or any resulting parent company of Parent, as the case may be, if Parent is a surviving corporation in such transaction or (y) any resulting company or its parent company, as the case may be, if Parent is not a surviving corporation in such transaction, or (C) any liquidation or dissolution of Parent.

(rrr) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(sss) “Per Share Closing Merger Consideration” shall mean, with respect to a share of Company Preferred Stock or Company Common Stock (other than shares to be canceled pursuant to Section 2.6(c)), as applicable, the portion of the Closing Merger Consideration payable with respect to such share assuming that all Company Options, Company Warrants and Company Convertible Notes have been converted into the appropriate number of shares of Company Capital Stock immediately prior to Closing and assuming that there are no Dissenting Shares, as calculated immediately prior to the Effective Time in accordance with the Company Charter, applicable Legal Requirements and the terms of this Agreement, and as set forth on the Payment Schedule

(ttt) “Per Share Milestone Consideration” shall mean, with respect to a share of Company Preferred Stock or Company Common Stock (other than shares to be canceled pursuant to Section 2.6(c)), as applicable, the portion of the applicable Milestone Consideration payable with respect to such share, assuming that all Company Options, Company Warrants and Company Convertible Notes have been converted or exercised into the number of shares of Company Capital Stock underlying or subject to such Company Options, Company Warrants and/or Company Convertible Notes, as the case may be, immediately prior to Closing and assuming that there are no Dissenting Shares, as calculated in accordance with the Company Charter, applicable Legal Requirements and the terms of this Agreement and as set forth on the Payment Schedule delivered by the Securityholders’ Representative prior to the payment of the applicable Milestone Consideration in accordance with Section 6.11.

(uuu) “Permitted Liens” shall mean (i) restrictions imposed by applicable securities laws, and (ii) (A) Liens for Taxes (as defined in Section 3.7(a)) and other similar governmental charges and assessments which are not yet delinquent or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established and set forth in the Financial Statements in accordance with GAAP applied on a consistent basis; (B) Liens against the interest of the landlord of any real property leased or subleased by the Company that are not caused by the Company and do not adversely affect the Company’s use of such real property or otherwise impair the Company’s business operations at or relating to such real property; (C) statutory Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums as to which the Company is not in default of the underlying obligation; and (D) Liens that do not materially interfere with the use or operation of the property subject thereto.

(vvv) “Pre-Closing Taxes” shall mean any Tax imposed on the Company for (i) all taxable periods ending on or before the Closing Date and (ii) the portion of any taxable period through the end of the Closing Date in the case of a taxable period that includes (but does not end on) the Closing Date. In the case of a taxable period described in clause “(ii),” Taxes shall be treated as attributable to the portion of such period through the Closing Date (a) in the case of Taxes measured by income or receipts, based on an interim closing of the books as of the close of business on the Closing Date, and (b) in the case of other Taxes, based on the proportion of the Taxes for the entire such period that equals the ratio of the number of days from the start of such period through the Closing Date to the entire number of days in such period. In addition, “Pre-Closing Taxes” shall not include any Taxes incurred outside of the ordinary course of business after the Closing on the Closing Date and not contemplated by this Agreement, but for the avoidance of doubt shall include the employer’s share of all employment or payroll Taxes incurred on or about the Closing Date with respect to the payment of the Option Merger Consideration and any other compensation payments that may arise because of the Merger.

(www) “Permitted Transfer” shall mean a transfer of the right to receive the Milestone Consideration (a) on death by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the Milestone Consideration is to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, or (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

(xxx) “Premarket Notification” shall mean premarket 510(k) notification K140944 for the Phoenix Atherectomy System.

(yyy) “Pro Rata Portion” shall mean, with respect to each Company Securityholder, as of the date of determination, the quotient (expressed as a percentage and calculated to four decimal points (e.g., 5.4321%) obtained by dividing (x) the portion of the Merger Consideration previously paid in respect of such Company Securityholder’s Company Capital Stock, Company Convertible Notes, In-the-Money Company Options and/or In-the-Money Company Warrants by (y) the aggregate Merger Consideration previously paid in respect of all Company Securityholders’ Company Capital Stock, Company Convertible Notes, In-the-Money Company Options and/or In-the-Money Company Warrants.

(zzz) “Registered Intellectual Property” shall mean any and all of the following anywhere in the world: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks, (including intent-to-use applications); (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

(aaaa) “Regulatory Consideration” shall mean $15,000,000 if the Regulatory Milestone is achieved on or prior to November 15, 2014 minus the Regulatory Escrow Amount and the amount, if any, of Unpaid Transaction Expenses.

(bbbb) “Regulatory Escrow Amount” shall mean $1,500,000.

(cccc) “Regulatory Milestone” shall mean the written clearance by the FDA of the Premarket Notification.

(dddd) “Representative Reimbursement Amount” shall mean $250,000.

(eeee) “Representative Reimbursement Fund” shall mean the Representative Reimbursement Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

(ffff) “Revenue Consideration” shall mean the 2015 Milestone Consideration, the 2016 Milestone Consideration and the 2017 Milestone Consideration.

(gggg) “Securityholder Representations” shall mean the representations and warranties made by each Company Securityholder pursuant to the Letter of Transmittal.

(hhhh) “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $.001 per share.

(iiii) “Series A Preferred Warrant” means any warrant to acquire shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

(jjjj) “Series C Preferred Warrant” means any warrant to acquire shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

(kkkk) “Series D Preferred Warrant” means any warrant to acquire shares of Series D Preferred Stock outstanding immediately prior to the Effective Time.

(llll) “Target Net Working Capital” shall mean US$0.

(mmmm) “Transaction Expenses” shall mean (i) the aggregate out-of-pocket fees, disbursements and expenses of all attorneys, accountants, investment bankers and other advisers to the Company and its Board of Directors in connection with the negotiation, execution, delivery and performance of this Agreement through the Effective Time, (ii) any amounts required to be paid to purchase insurance for directors and officers pursuant to Section 6.8(b) of this Agreement, (iii) any bonus, severance, change-in-control payments or similar payment obligations (including payments with

“single-trigger” provisions triggered at and as of the consummation of the transactions contemplated by this Agreement) of the Company that become due or payable in connection with the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the regulatory milestone bonuses approved by the Board of Directors of the Company on May 26, 2014) and (iv) upfront engagement fees of the Securityholders’ Representative that are not included in the Representative Reimbursement Fund; provided, however, that Transaction Expenses shall not include any Current Liabilities to the extent included in the Final Net Working Capital Amount, Indebtedness to the extent included in the Final Indebtedness or deferred Tax liabilities, determined in accordance with GAAP consistently applied.

(nnnn) “Unpaid Transaction Expenses” shall mean the amount, if any, of Transaction Expenses to the extent not fully and finally discharged.

(oooo) “Voting Agreement” shall mean that certain Fourth Amended and Restated Voting Agreement, dated March 29, 2013, by and among the Company and the Holders (as defined in the Voting Agreement).

ARTICLE II

THE MERGER

2.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2    Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) on the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304-1050, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or, to the extent permitted by law, waiver by the party entitled to the benefit thereof of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, that in no event shall

Parent or Merger Sub be required to effect the Closing prior to the date that is five (5) Business Days following the Option Notice Date. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4    Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Volcano AtheroMed, Inc.” and the Certificate of Incorporation shall be amended, if necessary, so as to comply with Section 6.8(a). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, if necessary, the Bylaws shall be amended so as to comply with Section 6.8(a).

2.5    Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub that were in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6    Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Preferred Stock. Except as provided in Section 2.6(c) and subject to Section 2.6(d) and Section 2.8, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares)

shall cease to be an existing and issued share of Company Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to (i) the applicable Per Share Closing Merger Consideration, (ii) the Applicable Share of any Company Securityholder Distribution and (ii) in the event that any Milestone Consideration becomes due pursuant to the terms of this Agreement, the applicable Per Share Milestone Consideration with respect to the payment of such Milestone Consideration.

(b) Company Common Stock. Except as provided in Section 2.6(c) and subject to Section 2.6(d) and Section 2.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Common Stock and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to (i) the applicable Per Share Closing Merger Consideration, (ii) the Applicable Share of any Company Securityholder Distribution and (iii) in the event that any Milestone Consideration becomes due pursuant to the terms of this Agreement, the applicable Per Share Milestone Consideration with respect to the payment of such Milestone Consideration.

(c) Cancellation of Treasury Stock. Each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(d) Dissenting Shares.

(i)    Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code and has not effectively withdrawn or lost such appraisal or dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Sections 2.6(a) and 2.6(b), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code, if applicable, or Section 262 of the DGCL.

(ii)    At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and, if applicable, Chapter 13 of the California Corporations Code. Notwithstanding the provisions of Section 2.6(d)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Chapter 13 of the California Corporations Code, if applicable, and Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Chapter 13 of the California Corporations Code, if applicable, and Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Sections 2.6(a) and 2.6(b), without interest, upon surrender of the certificate representing such shares in the manner provided in Section 2.8 or, in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of the affidavit, described in Section 2.10.

(e) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.7    Company Options, Company Warrants and Company Convertible Notes.

(a) Company Options. The Company shall send a notice (the “Option Notice”) to all holders of Company Options, which notice shall notify such holders that (x) Parent and the Surviving Corporation will not be assuming any Company Options on or following the Effective Time or substituting new options therefor, and (y) that all Company Options that are not exercised prior to the Effective Time will be fully accelerated and then cancelled and paid the Option Merger Consideration, if any in the manner set forth in this Section 2.7(a). Contingent on and effective immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested immediately prior to the Effective Time and shall be cancelled at the Effective Time and, in consideration of such cancellation, the holder thereof, subject to Section 2.8, shall be entitled to receive, without interest, a cash payment in an amount equal to (i) (A) the aggregate number of shares of Company Common Stock issuable upon the exercise of such Company Option, multiplied by (B) the amount by which the Per Share Closing Merger Consideration applicable to the Company Common Stock exceeds the exercise price per share of such Company Option as set forth on the Payment Schedule (the “Closing Options Payout Amount”), (ii) the Applicable Share of any Company

Securityholder Distribution and (iii) in the event that any Milestone Consideration becomes due pursuant to the terms of this Agreement, (A) the aggregate number of shares of Company Common Stock issuable upon the exercise of such Company Option, multiplied by (B) the Per Share Milestone Consideration applicable to the Company Common Stock in respect of such Milestone Consideration and as set forth on the Payment Schedule delivered by the Securityholders’ Representative prior to the payment of the applicable Milestone Consideration in accordance with Section 6.11 (the “Milestone Options Payout Amount,” together with the Closing Options Payout Amount, the “Option Merger Consideration”). The payment of the Option Merger Consideration to each holder of Company Options as described in this Section 2.7(a) shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are withheld pursuant to the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. Prior to the Effective Time, the Company shall take any actions reasonably necessary to effect the transactions anticipated by this Section 2.7(a) under the Company Option Plan and all Company Option agreements.

(b) Company Warrants. The Company will take all necessary and appropriate action so that, at the Effective Time, each of the Company Warrants that is not an In-the-Money Company Warrant, to the extent not previously exercised for shares of Company Capital Stock by the holder thereof, will be canceled and extinguished without the right to receive any consideration therefor, and each of the Company Warrants that is an In-the-Money Company Warrant will be canceled and extinguished and automatically converted into and represent the right to receive (without interest) a cash payment in an amount equal to (i) (A) the aggregate number of shares Company Capital Stock subject to such Company Warrant, multiplied by (B) the Per Share Closing Merger Consideration applicable to such Company Capital Stock and as set forth on the Payment Schedule (the “Closing Warrant Payout Amount”), (ii) the Applicable Share of any Company Securityholder Distribution and (iii) in the event that any Milestone Consideration Payment becomes due pursuant to the terms of this Agreement, with respect to such Milestone Consideration (A) the aggregate number of shares Company Capital Stock subject to such Company Warrant, multiplied by (B) the Per Share Milestone Consideration applicable to such Company Capital Stock and as set forth on the Payment Schedule delivered by the Stockholders’ Representative prior to the payment of the applicable Milestone Consideration in accordance with Section 6.11 (the “Milestone Warrant Payout Amount”). Within one (1) Business Day after the execution and delivery of this Agreement, the Company will deliver to each holder of Company Warrants a notice in substantially the form attached hereto as Exhibit B (which notice shall correspond with the shares of Company Capital Stock subject to such Company Warrant) (as applicable, a “Warrant Consent”) regarding the Merger and the other transactions contemplated hereby. Promptly after execution and delivery of this Agreement, but in any event prior to the Closing, the Company will deliver to Parent a Warrant Consent duly executed by the holder of each Company Warrant outstanding as of immediately prior to the Effective Time.

(c) Company Convertible Notes. The Company will take all necessary and appropriate action so that, immediately prior to the Effective Time, each Company Convertible Note will, in accordance with its terms be canceled and extinguished and automatically converted into a number of shares of the Company’s Series D Preferred Stock (the “Convertible Note Shares”) determined in accordance with the terms of such Company Convertible Note and the Note Purchase Agreement, dated December 6, 2013, by and among the Company and the persons and entities listed on the schedules thereto, and such shares of Series D Preferred Stock shall be treated in accordance with Section 2.6(a) above.

2.8    Surrender of Certificates; Closing Payments.

(a) Exchange Agent. Parent shall select its transfer agent or another nationally recognized exchange agent to act as the exchange agent (the “Exchange Agent”) in the Merger, which agent shall be reasonably acceptable to the Company. Prior to the Effective Time, Parent and the Securityholders’ Representative shall enter into an agreement with the Exchange Agent which shall provide for the exchange of Company Capital Stock for Merger Consideration in accordance with this Article II (the “Exchange Agent Agreement”).

(b) Closing Payments. At the Closing, Parent shall:

(i)    deliver to each holder of the Company’s Indebtedness set forth in the Payment Schedule, by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(i)(vi), cash in an amount equal to the applicable payoff amount;

(ii)    deliver to each Person to whom Transaction Expenses of the Company are owed, as set forth in the Payment Schedule, by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(i)(vi), cash in an amount equal to the applicable payoff amount;

(iii)    deposit the Escrow Amount in the Escrow Fund by wire transfer in accordance with the wire instructions set forth in the Escrow Agreement;

(iv)    deposit the Representative Reimbursement Amount in the Representative Reimbursement Fund by wire transfer in accordance with the wire instructions set forth in the Escrow Agreement;

(v)    deliver to the Exchange Agent by wire transfer in accordance with the wire instructions set forth in the Exchange Agent Agreement, the Closing Merger Consideration (less the portion thereof that represents the aggregate Closing Options Payout Amount payable to the holder of Company Options, which will be paid through the Company’s payroll); and

(vi)    deliver to the Company’s payroll account by wire transfer in accordance with the wire instructions set forth in the Payment Schedule, the portion of the Closing Merger Consideration that represents the aggregate Closing Options Payout Amount payable to the holder of Company Options, which will be paid through the Company’s payroll.

No interest shall be paid or shall accrue on any cash payable to Company Securityholders pursuant to the provisions of this Article II. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. Within two (2) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates or an instrument or instruments (the “Certificates”), which immediately prior to the Effective Time represented (i) outstanding shares of Company Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Sections 2.6(a) and 2.6(b) or (ii) the Company Convertible Notes or Company Warrants which were converted into the right to receive a portion of the Merger Consideration pursuant to Sections 2.7(b) and 2.7(c): (A) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as are reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Closing Merger Consideration. Prior to the Effective Time, Parent shall provide to any Company Securityholder who is to receive in excess of $1,000,000 in connection with the transactions contemplated hereby, upon the written or email request of such holder (or the Company on behalf of such holder), a letter of transmittal, and any such holder who shall deliver a duly completed letter of transmittal and the other items set forth in this Section 2.8(d) to the Exchange Agent on or prior to the Closing Date shall receive the amounts of Merger Consideration such holder is entitled to receive hereunder on or within one (1) Business Day following the Closing Date. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates (unless such Certificates represent Dissenting Shares) shall be entitled to receive in exchange therefor the amount of cash, without interest, constituting the Closing Merger Consideration such holder is entitled pursuant to Section 2.6 and the Certificates so surrendered shall forthwith be canceled. At the election of the respective Company Securityholder, the Exchange Agent shall make the foregoing payment by wire transfer to the extent that the aggregate amount owed to any such holder at the Closing is in excess of $1,000,000. Until so surrendered, outstanding Certificates (other than those representing Dissenting Shares, unless the holder thereof loses its right to appraisal) will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Closing Merger Consideration into which such securities shall have been so converted.

(d) Required Withholding. Each of Parent, the Exchange Agent, the Escrow Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock, Company Convertible Notes, Company Options or Company Warrants such amounts as are required to be deducted or withheld therefrom under the Code or otherwise under any other applicable Legal Requirement (as defined in Section 3.2(d)). To the extent such amounts are so deducted or withheld and timely paid to the appropriate taxing authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person (as defined in Section 10.4(d)) to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of the Company’s securities pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of the Company’s securities pursuant to this Article II shall promptly be paid to Parent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the

Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation look only to Parent and the Surviving Corporation for the amount of cash constituting the Merger Consideration pursuant to Sections 2.6(a), 2.6(b) and 2.7 with respect to the shares of Company Capital Stock, Company Options and Company Warrants formerly represented thereby. If any Certificate shall not have been surrendered immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.3(c)), any such portion of the Exchange Fund remaining unclaimed by holders of the Company’s securities immediately prior to such time shall, to the extent permitted by law, become the property of Parent or the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

2.9    No Further Ownership Rights in Company Capital Stock. The amounts paid in respect of Company Capital Stock, Company Convertible Notes, Company Options and Company Warrants in accordance with the terms of this Agreement shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Convertible Notes, Company Options and Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Company Convertible Notes and Company Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed, and, if reasonably required by Parent, the delivery of an agreement in form and substance reasonably satisfactory to Parent pursuant to which such Person agrees to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall, subject to Section 2.8(c), pay in exchange for such lost, stolen, mutilated, defaced or destroyed Certificate the amount of Merger Consideration such Person would have been entitled to receive had such Person surrendered such lost, stolen, mutilated, defaced or destroyed Company Certificate to the Surviving Corporation pursuant to Section 2.8(c).

2.11    Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger

Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.12    Adjustments to Merger Consideration.

(a)    Not less than three (3) Business Days nor more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate signed by the Chief Financial Officer of the Company (the “Estimated Closing Certificate”) setting forth, in reasonable detail, (i) the proposed balance sheet of the Company as of the close of business on the anticipated Closing Date (the “Estimated Closing Balance Sheet”), prepared in accordance with GAAP consistently applied, (ii) the Company’s estimate of the Company Net Working Capital (the “Estimated Net Working Capital Amount”) and the amount, if any, by which the Estimated Net Working Capital Amount is greater than or less than the Target Net Working Capital (such amount, if greater than the Target Net Working Capital, the “Estimated Working Capital Surplus” and, if less than the Target Net Working Capital, the “Estimated Working Capital Deficit”), (iii) the Company’s estimate of Indebtedness as of the anticipated Effective Time (the “Estimated Indebtedness”) and the amount, if any, by which the Indebtedness is greater than $0 (the “Net Indebtedness Adjustment”), and (iv) the Company’s estimate of its unpaid Transaction Expenses (the “Estimated Transaction Expenses”), and the calculation of the Merger Consideration based thereon. The Estimated Closing Certificate and the Estimated Closing Balance Sheet shall be in forms reasonably acceptable to Parent.

(b)    Within ninety (90) calendar days after the Closing, Parent may object to the Estimated Closing Balance Sheet, Estimated Company Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses calculations included in the Estimated Closing Certificate, by delivering to the Securityholders’ Representative a statement setting forth (the “Parent Closing Statement”) (i) a balance sheet as of the close of business on the Closing Date prepared in accordance with GAAP consistently applied (the “Parent Closing Balance Sheet”) and (ii) Parent’s calculation of the Company Net Working Capital (the “Proposed Net Working Capital Amount”), Indebtedness as of the Closing (the “Proposed Indebtedness”), and Transaction Expenses of the Company (the “Proposed Transaction Expenses”) and the amount by which the Proposed Net Working Capital Amount is greater or less than the Estimated Net Working Capital Amount (if applicable), the amount by which the Proposed Indebtedness is greater or less than the Estimated Indebtedness (if applicable), and the amount by which the Proposed Transaction Expenses is greater or less than the Estimated Transaction Expenses (if applicable).

(c)    If the Securityholders’ Representative disagrees with the Parent Closing Balance Sheet, Proposed Net Working Capital Amount, Proposed Indebtedness,

and/or Proposed Transaction Expenses, the Securityholders’ Representative shall notify Parent of his objections within thirty (30) Business Days after delivery of the Parent Closing Statement and shall set forth in reasonable detail in such notice the reason for its objections. If the Securityholders’ Representative fails to deliver such notice within such time period, the Securityholders’ Representative, on behalf of the Company Stockholders, shall be deemed to have accepted the Parent Closing Balance Sheet and the calculation of the Proposed Net Working Capital Amount, Proposed Indebtedness, Proposed Transaction Expenses, and Proposed Change of Control Payments, which shall be final and binding for all purposes hereunder. If the Securityholders’ Representative timely delivers such notice, Parent and the Securityholders’ Representative shall endeavor in good faith to resolve their dispute over the determination of the Parent Closing Balance Sheet, Proposed Net Working Capital Amount, Proposed Indebtedness, and Proposed Transaction Expenses within ten (10) Business Days after receipt of such notice by Parent. If, at the end of such period, they are unable to resolve such dispute, then the Independent Accountant shall resolve the dispute within twenty (20) Business Days. The decision of the Independent Accountant as to the balance sheet of the Company as of the close of business on the Closing Date (prepared in accordance with GAAP consistently applied, the “Closing Balance Sheet”), Company Net Working Capital, Indebtedness and Transaction Expenses as of the Closing Date shall be final and binding upon the parties and the Company Securityholders, and the expense of the Independent Accountant shall be borne by Parent, on the one hand, and the Company Securityholders, on the other hand, in proportion to the relative difference between such party’s position and the determination of such Independent Accountant (and such allocation of fees shall be determined by the Independent Accountant in accordance herewith).

(d)    Within three (3) Business Days following the date on which the Closing Balance Sheet and the Company Net Working Capital is finally determined pursuant to Section 2.12(c) hereof (the final Closing Balance Sheet being the “Final Closing Balance Sheet” and the finally determined amount of Company Net Working Capital being the “Final Net Working Capital Amount”), the Indebtedness as of the Closing Date is finally determined pursuant to Section 2.12(c) hereof (the finally determined amount being the “Final Indebtedness”), the Transaction Expenses of the Company are finally determined pursuant to Section 2.12(c) hereof (the finally determined amount being the “Final Transaction Expenses”):

(i)    If the Final Adjustment is a negative number, then Parent and the Securityholders’ Representative shall deliver to the Escrow Agent a written notice executed by both such parties instructing the Escrow Agent to disburse to Parent from the Escrow Fund cash equal to the absolute value of the Final Adjustment and to the Independent Accountant (or to Parent if Parent has already paid all of the fees of the

Independent Accountant) the fees of the Independent Accountant payable by the Company Securityholders pursuant to Section 2.12(c) hereof.

(ii)    If the Final Adjustment is a positive number, then Parent shall deliver cash equal to a portion of the absolute value of the Final Adjustment to (x) the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and (y) to the Company for further distribution to the Company Option Holders, in each case, in accordance with the Payment Schedule (as updated by the Securityholders’ Representative pursuant to Section 6.11), and Parent and the Securityholders’ Representative shall deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse to the Independent Accountant (or to Parent if Parent has already paid all of the fees of the Independent Accountant) the fees of the Independent Accountant payable by the Company Securityholders pursuant to Section 2.12(c) hereof.

For purposes of this Agreement, “Final Adjustment” shall be equal to the sum of: (i) the positive amount by which the Final Net Working Capital Amount is greater than the Estimated Net Working Capital Amount or the negative amount by which the Final Net Working Capital Amount is less than the Estimated Net Working Capital Amount, as applicable, (ii) the positive amount by which the Estimated Indebtedness is greater than the Final Indebtedness or the negative amount by which the Estimated Indebtedness is less than the Final Indebtedness, as applicable, and (iii) the positive amount by which the Estimated Transaction Expenses are greater than the Final Transaction Expenses or the negative amount by which the Estimated Transaction Expenses are less than the Final Transaction Expenses. By way of illustration: if the Final Net Working Capital Amount was calculated to be $50,000 and the Estimated Net Working Capital Amount is determined to be $100,000, the Estimated Indebtedness was calculated to be $5,000 and the Final Indebtedness is determined to be $20,000, and the Estimated Transaction Expenses was calculated to be $200,000 and the Final Transaction Expenses are determined to be $175,000, the Final Adjustment would be negative $40,000 (the sum of (i) negative $50,000, (ii) negative $15,000 and (iii) positive $25,000).

2.13    Payment of Milestone Consideration.

(a)    Within ninety (90) calendar days of the end of each of the calendar years ending December 31, 2015, 2016 and 2017 (each a “Milestone Period”), Parent shall provide a report of Cumulative Cash Sales for each such year, including, without limitation and on a country-by-country basis, the Cumulative Cash Sales of the Company Products sold (and, if applicable, the Cumulative Cash Sales resulting from the sale of […***…] Products […***…]) and the exchange rates used. When conversion of payments from any foreign currency is

***Confidential Treatment Requested

required in order to calculate the Cumulative Cash Sales of the Company Products and Combination Products, such conversion shall be at the exchange rate used by Parent throughout its accounting system during the calendar quarter for which the revenue from such sale is recognized in accordance with applicable accounting rules. The Securityholders’ Representative hereby agrees to maintain in strictest confidence all information included in any reports it receives pursuant to this Section 2.13(a).

(b)    Payments

(i)    In the event the Regulatory Consideration is earned, Parent shall, as soon as practicable and in any event within ten (10) Business Days of the date on which the Regulatory Consideration is earned, deposit or cause to be deposited with (i) the Exchange Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Exchange Agent, the portion of the Regulatory Consideration payable to the Company Securityholders (other than the Company Option Holders), (ii) the Company’s payroll account, by wire transfer of immediately available funds to such bank account as may be designated by the Company, the portion of the Regulatory Consideration payable to the Company Option Holders, (iii) the Escrow Agent, by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Escrow Agreement, the Regulatory Escrow Amount, and (iv) each Person to whom Unpaid Transaction Expenses are owed, in each case, as set forth in the Payment Schedule (as updated by the Securityholders’ Representative pursuant to Section 6.11), by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(g)(viii), cash in an amount equal to the applicable payment amount related to the Regulatory Consideration.

(ii)    In the event any Revenue Consideration is earned in any particular Milestone Period, Parent shall, as soon as practicable and in any event within ninety (90) days of the end of the applicable Milestone Period, deposit or cause to be deposited with (i) the Exchange Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Exchange Agent, the portion of the applicable Revenue Consideration payable to the Company Securityholders (other than the Company Option Holders), (ii) the Company’s payroll account, by wire transfer of immediately available funds to such bank account as may be designated by the Company, the portion of the applicable Revenue Consideration payable to the Company Option Holders and (iii) each Person to whom Unpaid Transaction Expenses are owed, in each case, as set forth in the Payment Schedule (as updated by the Securityholders’ Representative pursuant to Section 6.11), by wire transfer in accordance with the wire instructions set forth in the applicable payoff letter delivered pursuant to Section 7.3(g)(viii), cash in an amount equal to the applicable payment amount related to such payment of Milestone Consideration.

(iii)    Promptly following such deposits, the (i) Exchange Agent shall pay the applicable portion of the Milestone Consideration to the Company Securityholders (other than the Company Option Holders) and (ii) the Company shall pay the applicable portion of the Milestone Consideration to the Company Option Holders, in each case, in accordance with the Payment Schedule (as updated by the Securityholders’ Representative pursuant to Section 6.11).

(c)    Parent shall act in good faith and use Commercially Reasonable Efforts to achieve the Regulatory Milestone and to develop and commercialize the Company Products (other than the CRE Excluded Products); provided, however, the obligation of Parent to use Commercially Reasonable Efforts to commercialize the Company Products (other than the CRE Excluded Products) shall not be deemed a guarantee that any Milestone Consideration will be earned; provided, further, that for the avoidance of doubt, the parties acknowledge and agree that Parent shall have no obligation hereunder to either develop of commercialize the CRE Excluded Products. Other than with respect to Parent’s obligations set forth in the first sentence of this Section 2.13(c), the parties acknowledge and agree that, with respect to the operation of the Surviving Corporation, and the use of the assets, properties and interests acquired from the Company by Parent pursuant to the transactions contemplated hereby, as well as the remainder of Parent’s business or assets, Parent may act in the best interests of Parent without regard to the interests of the Company Securityholders. The parties acknowledge and agree that: (i) there is no assurance that any Milestone Consideration will be realized, in whole or in part, by the Company Securityholders; and (ii) Parent and its directors, officers, employers and agents owe no fiduciary duty to the Company, the Surviving Corporation or the Company Securityholders with respect to the Milestone Consideration.

(d)    In the event that Parent or its designee fails to fulfill at least […***…] percent ([…***…]%) (i.e, does not fulfill […***…] percent ([…***…]%) or more) of the orders for a Company Product received by Parent, its Affiliates, Licensees or distributors during any calendar quarter in accordance with the terms of such orders (such failure, a “Failure to Supply”), Parent shall promptly provide the Securityholders’ Representative with written notice of such Failure to Supply, and the Securityholders’ Representative shall have the right to toll the Milestone Period in which such Failure to Supply occurred with respect to such Company Product until such Failure to Supply has been cured (the period during which such Milestone Period is tolled, which shall commence on the first day of the month following the date on which such notice is given and shall end on the last day of the month in which the Failure to Supply is cured, the “Toll Period”); provided, however, that if such Failure to Supply occurs prior the Manufacturing Move Date, the Securityholders’ Representative shall only have the right to toll the Milestone Period under this Section 2.13(d) if at least […***…] of the […***…] Company Employees listed on Section 2.13(d) of the Company Disclosure Letter were employed by Parent or any of its Affiliates at the time of

***Confidential Treatment Requested

such Failure to Supply. In the event the Securityholders’ Representative so tolls a fiscal year with respect to a Company Product in accordance with the prior sentence, Parent shall not pay any Milestone Consideration for such Company Product during the Toll Period, and the Milestone Period for such Company Product shall be extended by a time period equal to Toll Period. Parent shall keep the Securityholders’ Representative fully informed with respect to Parent’s progress toward curing a Failure to Supply during any Toll Period, including by providing the Securityholders’ Representative with a monthly written report of the quantity of orders received for such Company Product and the percentage of such orders that are fulfilled by Parent or its designee.

(e)    Within forty-five (45) calendar days after the end of each of the first three calendar quarters during the Milestone Period, Parent shall provide to the Securityholders’ Representative a report of the revenue, calculated in accordance with GAAP, resulting from the sale of Company Products for such quarter on a country-by-country basis.

(f)    Parent shall maintain complete and accurate records of its Cumulative Cash Sales and calculation of the Milestone Consideration for each Company Product for a period of three (3) years after the end of the quarter to which such records pertain. The Securityholders’ Representative shall have the right to audit such records, provided that the three (3) year retention period for such records being audited has not expired and provided that in no event may the Securityholders’ Representative conduct more than one audit per calendar year pursuant to this Section 2.13(f) (regardless of the number of then-applicable Company Products), upon reasonable notice to Parent, to confirm that the Milestone Consideration paid by Parent are correct. Any such audits shall be conducted at the Securityholders’ Representative expense (solely on behalf of the Company Securityholders), unless the results of such audit reveal an underpayment of more than five percent (5%) (for all Milestone Consideration for all Company Products in aggregate) for any period that is the subject of such audit, in which case Parent shall promptly reimburse the Securityholders’ Representative for the costs of such audit.

(g)    The Securityholders’ Representative and each Permitted Recipient (i) shall hold in confidence and shall not disclose to any other Person all information provided to it pursuant to this Section 2.13 except as permitted under this Section 2.13(g) or to the extent that such information can be shown to have been in the public domain through no fault of the Securityholders’ Representative, any Permitted Recipient or any of their respective Affiliates and (ii) shall not use such information other than solely to assess the value of, the progress towards, and the probability of, obtaining the Milestone Consideration and to determine or enforce any and all of the Company Securityholders’ rights under this Agreement, including the right to receive such Milestone Consideration; provided that the Securityholders’ Representative may disclose such information to the Permitted Recipients so long as each such Permitted Recipient (A) is informed of the confidential nature of such information and (B) is bound by and owes the Securityholders’ Representative a duty of confidentiality pursuant to applicable law with respect to such information or executes a confidentiality agreement with the Securityholders’ Representative regarding such information (1) that is comparable to and no less restrictive than the terms of this Section 2.13(g) with respect to the Securityholders’ Representative, (2) contains the acknowledgement and agreement referred to in the penultimate sentence of this Section 2.13(g) and (3) to which Parent is made an express third party beneficiary. At the request of Parent, the Securityholders’ Representative shall deliver, or cause to be delivered to Parent, true and correct copies of each such confidentiality agreement except to the extent any such delivery would jeopardize the attorney-client privilege of the Securityholders’ Representative (on behalf of itself or the Company Securityholders). Any Permitted Recipient receiving such information shall not disclose such information to any Person, including to any prospective or current limited partner or other investor of such Permitted Recipient; provided, however, that a Permitted Recipient that is a venture capital fund or other institutional or strategic investor may, (I) disclose such information to its auditors for purposes of enabling such auditors to confirm the reasonableness of the methodology utilized by such venture capital fund in valuing its expected return from the Merger; provided, that such auditing firm is subject to reasonable and customary confidentiality obligations regarding such information, and (II) disclose to prospective and current limited partners such Company Stockholder’s share of the total consideration payable or that may become payable in respect of such Company Stockholder’s Company Capital Stock, the valuation such venture capital fund has placed on its expected return from the Merger and a general statement of the likelihood that the Milestone Consideration will be received (e.g., a “high likelihood”, a “low likelihood”, “a greater or less than 50% likelihood”, etc.) (it being understood that in no event shall such general statement include any specifics regarding the progress in achieving the Milestone Consideration that are not generally available publicly). The Securityholders’ Representative acknowledges and agrees, and each Permitted Recipient receiving information of the type described above shall acknowledge and agree as part of the confidentiality agreement required to be executed by such Permitted Recipient, that (x) the information provided pursuant to Section 2.13 may contain material non-public information concerning Parent and its Affiliates, (y) it shall comply with applicable securities laws regarding the trading of securities of Parent and its Affiliates while in possession of any such material non-public information, including any restrictions imposed by such laws prohibiting any person who has received any such material non-public information from purchasing or selling securities of Parent and its Affiliates or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities and (z) Parent is relying upon its compliance with the obligations under this Section 2.13(g) for purposes of compliance by Parent and its Affiliates with Regulation FD promulgated by the U.S. Securities and Exchange Commission (to the extent Parent or any of its Affiliates is subject to such regulation). As used herein, “Permitted Recipient” means each Person listed in Section 2.13(g) of the Company Disclosure Letter or any other Person who is bound by and owes the Securityholders’ Representative a duty of confidentiality pursuant to applicable law.

(h)    The right of any Company Securityholder to receive its distribution of the Milestone Consideration: (i) does not give such Company Securityholder dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Surviving Corporation; (ii) shall not be evidenced by a certificate or other instrument; (iii) other than pursuant to a Permitted Transfer, shall not be assignable or otherwise transferable by such Company Securityholder; (iv) shall not accrue or pay interest on any portion thereof; and does not represent any right other than the right to receive the consideration set forth in this Section 2.13. Any attempted transfer (other than a Permitted Transfer) of the right to the Milestone Consideration by any holder thereof shall be null and void. Notwithstanding the foregoing, (A) no Permitted Transfer shall be given effect unless and until written notice of such Permitted Transfer shall be promptly delivered to each of Parent and the Securityholders’ Representative by the transferor or assignor (or such transferor’s or assignor’s estate), which notice shall expressly set forth the transferor or assignor and the transferee or assignee, the rights to which such transfer or assignment related and the effective date of such transfer, and the parties to such transfer or assignment shall agree to provide to each of Parent and the Securityholders’ Representative, at their respective request, any additional evidence of the transfer or assignment that Parent or the Securityholders’ Representative, as the case may be, may reasonably request, and (B) no such Permitted Transfer shall be valid if (x) the right to receive a portion of the Milestone Consideration constitutes a security under the Securities Act of 1933, as amended, and (y) such Permitted Transfer, individually or taken together with any prior transfer or assignment and any potential future transfers or assignments and other facts and circumstances, cannot be accomplished in a transaction that is exempt from registration and qualification under, or would result in any other adverse consequences to Parent or its Affiliates under U.S. federal and state securities laws or any other Legal Requirement.

(i)    Parent Sale/Carve Out Transaction. In the event that Parent consummates (i) a Parent Change of Control or (ii) a Carve-Out Transaction (in the case of either of the foregoing clause (i) or clause (ii), an “Acquisition”) with a counterparty (the “Acquiring Entity”) who does not have a Competing Product, Parent shall obligate the Acquiring Entity to assume all of Parent’s obligations under this Agreement with respect to the Company Products subject to all the limitations and qualifications included in this Agreement with respect to such obligations, including the obligation to pay to the Exchange Agent for further distribution to the Company Securityholders (other than Company Option Holders) and to the Company for further distribution to the Company Option Holders, in each case, the Revenue Consideration as set forth in Section 2.13(b)

with respect to each Company Product (and, in such event, the parties acknowledge and agree that Parent shall cease to have any continuing obligations under this Agreement with respect to the Company Products). In the event of an Acquisition by an Acquiring Entity that does have a Competing Product, Parent shall require the Acquiring Entity to agree to one of the two following options (the selection of which shall be at the sole option of the Acquiring Entity): (1) upon the closing of such Acquisition, pay to the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and to the Company for further distribution to the Company Option Holders, as applicable and in accordance with the Payout Spreadsheet (as updated by the Securityholders’ Representative pursuant to Section 6.11), a non-refundable aggregate amount (which the parties hereto acknowledge and agree shall be in full satisfaction of all Milestone Consideration obligations under this Agreement) equal to the greater of (A) […***…]; or (2) assume all of Parent’s obligations with respect to the Company Products under this Agreement, subject to all the limitations and qualifications included in this Agreement with respect to such obligations, including Parent’s obligation to pay to the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and to the Company for further distribution to the Company Option Holders, as applicable, the Revenue Consideration owed in accordance with Section 2.13(b) on Cumulative Cash Sales of the Company Products (and, in such event, the parties acknowledge and agree that Parent shall cease to have any continuing obligations under this Agreement with respect to the Company Products) and to agree to pay to the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and to the Company for further distribution to the Company Option Holders, as applicable and in accordance with the Payout Schedule (as updated by the Securityholders’ Representative pursuant to Section 6.11), an amount corresponding to the Revenue Consideration with respect to sales of the Acquiring Entity’s Competing Products (as if the Acquiring Entity’s Competing Products were the Company Products) for the same periods that would have been payable for the Company Products. For purposes of this Section 2.13(i), “Competing Product” means, with respect to a Company Product, […***…]. For purposes of this Section 2.13(j), the “Total Acquisition Product Payout Amount” shall mean the sum of all Acquisition Product Payout Amounts. For purposes of this Section 2.13(i), “Acquisition Product Payout Amount” shall mean for each Company Product, an amount that is calculated as follows:

***Confidential Treatment Requested

Acquisition Product Payout Amount = […***…]

[…***…] =	[…***…]
[…***…]=	[…***…]
[…***…]=	[…***…]

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:

3.1 Organization; Standing and Power; Charter Documents.

(a) Organization; Standing and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 10.4(c)) on the Company. The jurisdictions in which the Company is licensed or qualified to do business as a foreign corporation are set forth on Section 3.1(a) of the Company Disclosure Letter. The

***Confidential Treatment Requested

Company is in good standing as a foreign corporation in each of the jurisdictions identified in Section 3.1(a) of the Company Disclosure Letter.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date hereof (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

(c) Subsidiaries. The Company does not have, nor has it ever had, any Subsidiaries (defined below). The Company does not own and has never owned, beneficially or otherwise, any capital stock of, or other direct or indirect equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 76,764,523 shares of Company Preferred Stock, 427,605 of which shares have been designated as Series A Preferred Stock, 4,001,381 of which shares have been designated as Series A-1 Preferred Stock, 6,499,230 of which shares have been designated as Series B Preferred Stock, 25,903,168 of which shares have been designated as Series B-1 Preferred Stock, 16,511,035 of which shares have been designated as Series C Preferred Stock and 23,422,104 of which shares have been designated as Series D Preferred Stock. As of the date hereof: (i) 6,450,885 shares of Company Common Stock were issued and outstanding; (ii) 349,460 shares of Series A Preferred Stock were issued and outstanding, which are convertible into 611,440 shares of Company Common Stock; (iii) 4,001,381 shares of Series A-1 Preferred Stock were issued and outstanding, which are convertible into 7,001,105 shares of Company Common Stock; (iv) 6,499,230 shares of Series B Preferred Stock were issued and outstanding, which are convertible into 7,011,706 shares of Company Common Stock; (v) 25,903,168 shares of Series B-1 Preferred Stock were issued and outstanding, which are convertible into 31,925,446 shares of Company Common Stock; (vi) 15,099,121shares of Series C Preferred Stock were issued and outstanding, which are convertible into 15,513,886 shares of Company Common Stock; and (vii) 22,578,918 shares of Series D Preferred Stock were issued and outstanding, which are convertible into 22,578,918 shares of Company Common Stock. As of the date hereof, the Company has reserved (a) 337,494 shares of Common Stock for issuance pursuant to outstanding Common Warrants, (b) 78,145 shares of Series A Preferred Stock for issuance pursuant to outstanding Series A Preferred Warrants and 136,728 shares of Company Common Stock for issuance upon the conversion thereof, (c) 1,083,189 shares of Series C Preferred Stock for issuance pursuant to outstanding Series C Preferred Warrants and 1,112,938 shares of Company Common Stock for issuance upon the conversion thereof, (d) 843,186 shares of Series D Preferred Stock for issuance pursuant to outstanding Series D Preferred Warrants and 843,186 shares of Company Common Stock for issuance upon the conversion thereof, (e) 16,958,233 shares of Series D Preferred Stock to be issued pursuant to the conversion of outstanding Convertible Notes and 16,958,233 shares of Common Stock for issuance upon the conversion thereof, and (f) 10,911,756 shares of Company Common Stock for issuance upon the exercise of options granted pursuant to the Company Option Plan. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth in Section 3.2(a) of the Company Disclosure Letter: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; and (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment, as in effect as of the date hereof.

(b) Stock Options and Warrants. Section 3.2(b)(i) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, at the close of business on the date hereof, hold outstanding Company Options under the Company Option Plan indicating, with respect to each Company Option then outstanding: (i) the number of shares of Company Common Stock subject to such Company Option, and the exercise price and date of grant thereof; (ii) the date of grant of such Company Option; and (iii) the applicable vesting schedule (if any), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all Company Option agreements evidencing the Company Options. Except as set forth in Section 3.2(b)(ii) of the Company Disclosure Letter, no Company Option has ever been amended or modified following its original issuance, whether by the Company or the Company’s Board of Directors, or directly or indirectly by amended or modifications to the Company Option Plan. Section 3.2(b)(iii) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, at the close of business on the date hereof, hold Company Warrants indicating, with respect to each Company Warrant then outstanding: (i) the number of shares and series of Company Common Stock or Preferred Stock that each Company Warrant has the right to purchase; (ii) the date of issuance of such Company Warrant;(iii) the exercise price of each Company Warrant held of record by each such holder of Company Warrants; (iv) the applicable vesting schedule (if any), and the extent to which such Company Warrant is vested and exercisable as of the date of this Agreement; and (v) the date on which such Company Warrant expires. The Company has made available to Parent accurate and complete copies of all Company Warrant agreements evidencing the Company Warrants.

(c) Other Securities. Except as otherwise set forth in this Section 3.2, as of the date hereof, there are no: (i) subscriptions, warrants, options, convertible securities or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company authorized or outstanding; and (ii) subscriptions, convertible securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, bonds, debentures, notes or other debt having a right to vote or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. Except as set forth on Section 3.2(c) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights, including rights issued by the Company that are derivative of the price of any capital stock with respect to the Company. There are no declared and unpaid dividends on any shares of Company Capital Stock. Following the consummation of the transactions contemplated by this Agreement, neither Parent nor the Surviving Corporation will have any obligation to make any payment to any Person with respect to the ownership of any Company Capital Stock or the Company Options other than payment of the Merger Consideration as required under Article II or any payment in respect of any Dissenting Shares.

(d) Legal Requirements. All outstanding shares of Company Capital Stock, all outstanding Company Options and all Company Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements (as defined below). None of the Company Capital Stock was issued in violation of any preemptive rights. There are not any outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company and the Company has not repurchased any equity securities of the Company except repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a Subsidiary that are subject to restricted stock purchase agreements, vesting agreements, stock option exercise agreements, or similar agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such shares, as applicable. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval and adoption of this Agreement by the Company’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the unanimous vote of the Company’s Board of Directors. The Company’s Board of Directors has unanimously determined that the Merger is advisable and fair and in the best interests of the Company and the Company’s stockholders, recommended approval of this Agreement and the Merger by the Company’s stockholders, directed that the Merger be submitted for consideration by the Company’s stockholders and approved the amendment to its certificate of incorporation to increase the authorized number of shares of the Company’s Series D Preferred Stock to allow for the conversion of the principal and interest outstanding under the Company Convertible Notes pursuant to Section 2.7(c). No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of (i) a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-

converted to Company Common Stock basis), voting together as a single class, and (ii) a majority of the issued and outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class, and (iii) a majority of the issued and outstanding shares of Company Common Stock, to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby, are the only votes of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby (the “Required Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub and with respect to Article VIII only the Securityholders’ Representative, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery, and the performance and compliance, of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated hereby, does not and will not (with or without notice or lapse of time): (i) conflict with or violate any provision of the Company Charter Documents; (ii) subject to obtaining the approval and adoption of this Agreement by the Company’s stockholders as contemplated in Section 3.3(a) and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Legal Requirement applicable to the Company or by which the Company or any of its properties are bound or affected; (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Governmental Order; (iv) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or (v) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Lien) pursuant to any Company Material Contract (as defined in Section 3.16(a)).

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality (a “Governmental Entity”) or party to a Company Material Contract is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 3.3(c) of the Company Disclosure Letter, and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not reasonably be expected to cause a material detriment or impose a material liability on Parent or the Surviving Corporation. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (i) through (iii) are referred to herein as the “Necessary Consents.”

(d) Upon the approval of the Merger by (a) the Company’s Board of Directors, which approval has been obtained as of the date hereof, and (b) holders of at least a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis, each Holder (as defined in the Voting Agreement) will be required, pursuant to the Voting Agreement to (x) vote all of his, her or its Company Capital Stock entitled to vote in favor of the Merger and (y) waive and refrain from exercising any demand for appraisal or dissenters’ rights pursuant to §262 of the DGCL or §§1300 et seq. of the California Corporations Code.

3.4 Financial Statements. The Company has delivered to the Parent a complete copy of the Company’s unaudited balance sheet, income statement and statement of cash flows of the Company as of the four (4) month period ended April 30, 2014 and for the year ended December 31, 2013, and the audited balance sheet, income statement and statement of cash flows of the Company for the year ended December 31, 2012 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements do not have notes thereto and the unaudited financial statements for the year ended December 31, 2013 are subject to customary year end adjustments) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company’s audited balance sheet as of December 31, 2012, is referred to as the “Company Balance Sheet” and the date thereof the “Balance Sheet Date.” The Company (i) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of assets of the Company, and (ii) maintains internal accounting controls which provide reasonable assurance that (x) transactions are recorded as necessary to permit preparation of their respective financial statements, (y) receipts and expenditures are made only in accordance with general or specific authorizations of managers of the Company, and (z) access to their respective assets is permitted only in accordance with general or specific authorizations of management and directors of the Company.

3.5 Undisclosed Liabilities; Closing Date Cash and Liabilities. Except as set forth in and to the extent reflected or reserved against on the Company Balance Sheet, the Company has no liabilities of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the Company, except for (i) liabilities which have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date, (ii) liabilities incurred pursuant to Contracts in effect as of the date hereof and listed in the Company Disclosure Letter, provided that the liability is ascertainable from the face of the Contract, or (iii) liabilities incurred in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date and through the date hereof, there has not been any event, fact or circumstance which has resulted or which would reasonably be expected to result in a Material Adverse Effect on the Company.

(b) Since the Balance Sheet Date through the date hereof, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company Capital Stock, (ii) any purchase, redemption or other acquisition by the Company of any of the Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company Capital

Stock, (iv) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (v) any tax election made or changed by the Company; (vi) any increase in salary, wages or fees for Employees or any change in other compensation provided to the employees of the Company outside of the ordinary course of business; (vii) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company, (vii) other than the issuance of Company Common Stock upon the exercise of Company Options or the issuance of Company Options, the Company has not sold, issued or authorized the issuance of (a) any Company Capital Stock or other securities of the Company, (b) any option or right to acquire any Company Capital Stock or other securities of the Company, or (c) any instrument convertible into or exchangeable for any Company Capital Stock or other security of the Company, (viii) any capital expenditure (as determined in accordance with GAAP) which, when added to all other capital expenditures made on behalf of the Company since the Balance Sheet Date, exceeds $25,000, (ix) any pledge of any of the Company’s assets, and the Company has not otherwise permitted any of its assets to become subject to any Lien (other than Permitted Liens), or (x) any loan by the Company to any Person , and the Company has not incurred or guaranteed any Indebtedness for borrowed money.

3.7 Taxes.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any liability for the payment of any amounts of the type described above in this Section 3.7(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i)    The Company has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements in all material respects.

(ii)    The Company has paid or withheld all Taxes required to be paid or withheld and have paid over to the appropriate Tax authority all such Taxes.

(iii)    The Company has not executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination, and the Company has no Knowledge that any such action or proceeding is being contemplated. There is no Tax deficiency outstanding, assessed or proposed against the Company. No claim has ever been made by any Tax authority in a jurisdiction in which it does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes.

(v)    The Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement.

(vi)    There are no Liens on the assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(vii)    The Company is not, nor has been during the five-year period ending on the Closing Date, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)    The Company (a) has never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) does not owe any amount under any Tax sharing, indemnification or allocation agreement, (c) has no liability for the Taxes of any Person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, or (d) has not been a party to any joint venture, partnership or other agreement that is treated as a partnership for Tax purposes.

(ix)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two-year period ending on the Closing Date.

(x)    The Company has delivered or made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed since July 28, 2006, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099).

(xi)    The Company has not engaged in any reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xii)    The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof after the Closing as a result of (a) any change in method of accounting under Section 481 of the Code for any Tax period or portion thereof ending on or prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred inter-company gain or excess loss account under applicable tax regulations issued by the IRS (“Treasury Regulations”) under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to the Closing.

(xiii)    The Company is in full compliance with all terms and conditions of any applicable Tax exemption, Tax relief, Tax holiday or other Tax reduction agreement, order or legislative provision (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xiv)    The Company is not and has never been a resident for any Tax purposes or otherwise subject to Tax in any country other than the United States.

3.8 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.8(a)(i) and (ii) of the Company Disclosure Letter lists as of the date hereof: (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending (other than with respect to proceedings or communications with national or regional patent offices) or, to the Knowledge of the Company, asserted with respect to any Company Registered Intellectual Property. Except as set forth in Section 3.8(a)(iii) of the Company Disclosure Letter, the Company has exclusive ownership of all Company Registered Intellectual Property, free and clear of all Liens.

(b) Ownership; No Orders or Actions. The Company owns, or is licensed or otherwise possesses legal rights of use under, all Intellectual Property used in and material to the business of the Company. No Company Intellectual Property is subject to any proceeding or outstanding order by any Governmental Entity restricting the use, transfer, or licensing thereof by Company. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, there is not now, and there has not been at any time in the past, any pending or, to the Company’s Knowledge, threatened action by any third party contesting ownership or other rights in the Company Intellectual Property.

(c) Registration. All registration, maintenance and renewal fees for each item of Company Registered Intellectual Property that are due or payable on or prior to the date hereof have been paid and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property. Section 3.8(c) of the Company Disclosure Letter describes each filing, payment and action that must be made or taken or before the date that is 120 days after the date of this Agreement in order to maintain each item of Company Registered Intellectual Property.

(d) Company IP Contracts.

(i)    Section 3.8(d) of the Company Disclosure Letter lists as of the date hereof all Company IP Contracts.

(ii)    The Company is not subject to any Contract containing any covenant or other provision that (x) in any way materially limits or restricts the ability of the Company or any of its affiliates to use, exploit, assert, or enforce any Company Intellectual Property anywhere in the world or (y) otherwise restricts the practice, sale or manufacture of any inventions disclosed in any patent or patent applications included in Company Intellectual Property. (A) All of the Company IP Contracts are in force and effect and (B) the Company is not in material breach thereof and, to the Knowledge of the Company, the other party thereto is not in material breach thereof.

(iii)    The consummation of the Merger will not result in the breach or other violation of any Company IP Contract, nor will it result in any other Person party thereto having the right to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv)    Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties), to the same extent the Company would have been able to had the Merger not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had the Merger not occurred.

(v)    The Merger will not reasonably result in any Company Intellectual Property or the Company or any of its Affiliates being subject to any non-compete or exclusivity restriction.

(e)    No Infringement. To the Knowledge of the Company, neither the Company nor the Company Product infringes, or upon commercialization, will infringe, or misappropriates the Intellectual Property of any third Person. The Company has not violated, and is not violating, any Legal Requirements relating to unfair competition or unfair trade practices.

(f)    No Notice of Infringement. Except as set forth in Section 3.8(f) of the Company Disclosure Letter, the Company has not received written notice from any third Person that the Company or any Company Intellectual Property infringes or misappropriates the Intellectual Property of such third Person or that the Company has violated, or is violating, any Legal Requirement relating to unfair competition or unfair trade practices.

(g)    No Third Party Infringement. To the Knowledge of the Company, no Person is infringing, misappropriating or violating any Company Intellectual Property. The Company has not notified any Person of any possible infringement, misappropriation or violation or offered any Person a license to any Company Intellectual Property.

(h)    Proprietary Information Agreements; Assignment of Rights. The Company has taken reasonable steps to protect the Company’s confidential information and trade secrets. All current and former employees, contractors, and consultants of the Company who have been involved in the development of any inventions or Intellectual Property for or on behalf of the Company have executed agreements assigning to the Company all such inventions and Intellectual Property. The Company has secured written assignments from all present and former employees, contractors, consultants and Persons who contributed to the creation or development of any Company Intellectual Property of the rights to such contributions that may be owned by such Persons or that the Company does not already own by operation of law, without any retention of any rights or licenses, including the right to receive royalties or other compensation with respect thereto. No employee, officer, director, consultant or advisor of the Company or its subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property.

(i)    No Government Funding; No Academic Affiliations. No: (i) government funding; (ii) facilities of a university, college, other educational or medical institution or research center; or (iii) funding from any Person (other than loans or funds received in consideration for the Company share capital), was used in the development of the Company Intellectual Property. To the Knowledge of the Company, no employee, consultant or independent contractor who was involved in, or contributed to, the creation or development of any Company Intellectual Property, was performing any services for any government, university, college, or other educational, academic or medical institution or research center while such Person was performing services for the Company. The Company is not, nor has it ever been, a contributor to any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

3.9 Compliance; Permits.

(a) Compliance. The Company is not, and has never been, in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or by which the Company or any of its respective businesses or properties is bound or affected. The Company has not received, at any time, any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement. There is no judgment, award, injunction, order or decree binding upon the Company, or any of its assets or properties, or to the Knowledge of the Company, any of the Company’s directors, officers or employees (in their capacities as such).

(b) Permits. The Company holds, to the extent legally required, all approvals, permits, licenses, certificates, franchises, permissions, variances, clearances, consents, registrations, listings, exemptions, and approvals (“Permits”) from Governmental Entities, including the U.S. Food and Drug Administration (“FDA”) that are material to the Company’s business taken as a whole (collectively, “Company Permits”). Section 3.9(b) of the Company Disclosure Letter sets forth each Company Permit, and the Company has delivered or made available to Parent accurate and complete copies of all such Company Permits. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing, and to the Company’s Knowledge there are no facts that would reasonably be expected to result in any such suspension or cancellation. The Company is in compliance in all material respects with the terms of the Company Permits and, as of the date hereof, has not received any written notice or other communication from any Governmental Entity regarding any actual or alleged violation of or failure to comply with any requirement of any Company Permit.

3.10    Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11    Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter dated September 20, 2013, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.12    Employee Benefit Plans.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Plan or Employee Agreement, to materially modify any Company Employee Plan or Employee Agreement (except to the extent (i) required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements (as previously disclosed to parent in writing) or (ii) as required by this Agreement), or intends to adopt or enter into any Company Employee Plan or Employee Agreement.

(b) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all written materials provided to any Employee relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any ERISA Affiliate under any Company Employee Plan; (vii) all IRS determination, opinion, notification and advisory letters, and all applications and material correspondence to or from the IRS or the DOL with respect to any such application or letter; (viii) all material correspondence to or from any governmental agency in the last three (3) years relating to any Company Employee Plan; (ix) the three (3) most recent plan years discrimination tests for each Company Employee Plan for which such test is required; (x) all COBRA forms and related invoices; and (xi) all employee manuals and handbooks, policy statements, and other material relating to the employment of the current and former Employees.

(c) Benefit Plan Compliance. In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable tax regulations issued by the IRS (“Treasury Regulations”) or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in any material liability. There are no current Actions pending, or, to the Knowledge of the Company, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened in writing by any governmental entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(f) Effect of Transaction.

(i)    Except as set forth on Section 3.12(f)(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay, change of control or otherwise), acceleration (including with respect to equity and/or payments), forgiveness of indebtedness, vesting, distribution or increase, in each case, of benefits or obligation to fund benefits with respect to any Employee.

(ii)    No payment or benefit which will or may be made by the Company with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(g) Employment Matters. The Company: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other governmental body, respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Employees, former Employees or prospective Employees; (ii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice). Since January 1, 2013, the Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or its Subsidiaries. Except as listed on Section 3.12(g) of the Company Disclosure Letter, no Employee of the Company has been discharged or has resigned in the last twelve (12) month period.

(h) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated by the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened in writing or reasonably anticipated which may materially interfere with the business activities of the Company. Neither of the Company, nor any of their respective representatives or Employees has committed any unfair labor practice in connection with the operation of the business of the Company. There are no material Actions, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened in writing, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(i) Employee Census. Section 3.12(i)(i) of the Company Disclosure Letter accurately sets forth, with respect to each employee of the Company, including any employee currently on a leave of absence: (i) the name of each such employee, and the Company hire date for each such employee; (ii) such employee’s title; (iii) such employee’s current vacation balance; (iv) such employee’s base salary or base rate of pay, annual cash bonus target opportunity, commission compensation, cash incentives and other material cash compensation, in each case, as of the date of this Agreement; and (v) each employee’s status as exempt or non-exempt under the Fair Labor Standards Act or similar state law. Except as set forth on Schedule 3.12(i)(ii), the employment of each such Employee is terminable by the Company at will, without payment of severance or other compensation or consideration. No employee of the Company has given notice to the Company, nor does the Company otherwise have Knowledge, that any such employee intends to terminate his or her employment with the Company prior to the Closing.

(j) Consultants and Independent Contractors. The Company has provided to Parent a true, correct and complete list of all of its current consultants, independent contractors, and advisory board members, including a description of (i) such Person’s services, duties and responsibilities, and (ii) the hourly pay rate or other compensatory arrangements with respect to each such Person. No current or former consultant, independent contractor, or advisory board member could reasonably be deemed to be a misclassified employee, and no consultant, independent contractor, or advisory board member is eligible to participate in any Company Employee Plan.

(k) Section 409A Compliance. Except as set forth in Section 3.12(k) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate is a party to any agreement, contract, arrangement or plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Neither the Company nor any of its ERISA Affiliates is a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each nonqualified deferred compensation plan maintained or sponsored by the Company or any of its ERISA Affiliates (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005 1), and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. No Company Option, stock appreciation right, or other right to acquire Company Common Stock or other equity of the Company or any of its ERISA Affiliates granted to or held by an individual or entity who is or may be subject to United States taxation (i) provides for a deferral of compensation within the meaning of Section 409A of the Code, or (ii) has failed to be properly accounted for in accordance with GAAP in the Financial Statements.

(l) International Employee Plan. Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

3.13    Real Property. The Company does not own any real property. Section 3.13 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”) and identifies the address or legal description of each parcel of Leased Real Property. The Company has provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). There is not, under any of the Leases, any material default by the Company, nor, to the Knowledge of the Company, by any other party thereto. There are no other parties occupying the Leased Real Property other than the

Company. The Leased Real Property is in operating condition (normal wear and tear excepted).

3.14    Assets. The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including (i) all assets reflected on the Company Balance Sheet, and (ii) all other assets reflected in the Company’s books and records as being owned by the Company. All of such assets are owned by the Company free and clear of any Liens, other than Permitted Liens, except as reflected in the Financial Statements. With respect to the material machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by the Company, the Company owns all such assets free and clear of all Liens, except Permitted Liens. All items of equipment and other tangible assets owned by or leased to the Company (a) are structurally sound, free of defects and deficiencies and in good condition (normal wear and tear expected), (b) comply in all respects with, and are being operated and used in compliance with all applicable Legal Requirements, and (c) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as the Company currently proposes to conduct its business. For purposes of clarity, this Section 3.14 does not relate to real property (such items being the subject of Section 3.13) or Intellectual Property (such items being the subject of Section 3.8).

3.15    Environmental Matters. The Company is and at all times has been in compliance in all material respects with all applicable Environmental Laws (as defined below). The Company holds, to the extent legally required, all Permits required pursuant to Environmental Laws that are material to the operation of the business of the Company taken as a whole (“Environmental Permits”). Section 3.15 of the Company Disclosure Letter sets forth all Environmental Permits currently held by the Company pursuant to any Environmental Law. The Company is in compliance in all material respects with the terms of the Company’s Environmental Permits. The Company has not received any notice or other communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging any claim, violation of or liability under any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that such current or proper owner or the Company is not in compliance with any Environmental Law. The Company is and has been in compliance with, and has no liability under, any provisions of leases relating in any way to any Environmental Laws or the use, management or Release of Hazardous Materials under such leases. The Company has not disposed of or Released any Hazardous Materials on, in or under any real property now or previously owned, leased or operated by the Company or any predecessor thereof. For the purposes of this Section 3.15, “Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of human health or the environment, including laws and regulations relating to Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below), (ii) “Hazardous Materials” means chemicals or substances which are designated by a Governmental Entity as a “pollutant”, “contaminant”, “toxic”, “hazardous” or “radioactive”, including without limitation friable asbestos, petroleum and petroleum products or any fraction thereof, and (iii) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22). The parties agree that the only representation and warranties related to Environmental Laws, Environmental Permits, and Hazardous Materials are those included in Section 3.15 of this Agreement.

3.16    Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i)    any Contract containing any covenant (A) limiting the right of the Company to engage or participate with any other Person, in any line of business, market or geographic area, (B) granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, or rights of first negotiation to any Person, or (C) otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any components, parts or services;

(ii)    any Contract pursuant to which the Company has continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company and which may not be terminated without penalty upon notice of ninety (90) days or less;

(iii)    any licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to any Company Intellectual Property (other than nonexclusive grants made for the limited purpose of providing services to the Company), or pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any rights in or with respect to any Company Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;

(iv)    any licenses, sublicenses or other Contracts pursuant to which the Company acquired or is granted any rights to Intellectual Property owned by a third party or pursuant to which the Company is granted the right to market, resell or distribute any products, technology or services of any Person

(v)    any Contract for the purchase, sale or license of materials, supplies, equipment, services or Intellectual Property or other assets involving in the case of any such Contract more than $25,000 per annum, or $100,000 in the aggregate;

(vi)    (A) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, or (B) any Contract that involves the payment of royalties to any other Person (including, without limitation, up-front fees, maintenance fees, minimum annual fees or payments, milestone fees or payments and any other consideration)

(vii)    any Contract relating to any collaboration or joint venture involving Intellectual Property in which the Company has or purports to have rights or any sharing of revenues, profits, losses, costs or liabilities, including Contracts involving investments by the Company in, or loans by the Company to, any other Person;

(viii)    any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute the Company Product;

(ix)    any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that, in each case, is not immediately terminable by the Company without cost or liability to the Company, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement, or any subsequent condition or event, or on account of any Contract that is entered into in connection with this Agreement;

(x)    any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(xi)    any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xii)    any Contract resulting in the creation of any Lien with respect to any asset of the Company other than Permitted Liens;

(xiii)    any Contract of guarantee, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities or Indebtedness of any other Person;

(xiv)    any mortgage, promissory note, loan agreement or other Contract relating to Indebtedness for borrowed money, any currency exchange, commodities or other hedging, forward swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xv)    any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets license or otherwise, or any contract pursuant to which it has a material ownership interest in any other Person;

(xvi)    any Contract with any Governmental Entity or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement or task or delivery order;

(xvii)    any settlement order; and

(xviii)    any other Contract or obligation not listed in clauses (i) through (xviii) that individually had or has a value or payment obligation in excess of $25,000 per annum or $100,000 in the aggregate (including, without limitation, up-front fees, maintenance fees, minimum annual fees or payments, milestone fees or payments and any other consideration).

(b) Schedule. Section 3.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party or is bound by as of the date hereof. The Company has delivered to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form.

(c) No Breach. All Company Material Contracts are enforceable in accordance with their terms against the Company and, to the Knowledge of the Company, against the other parties thereto except in each case as enforcement may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. The Company has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, or would give any third party (A) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (C) the right to cancel, terminate or modify any Company Material Contract. As of the date hereof, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Company Material Contract. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to renegotiate any amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract. The consummation of the transactions contemplated hereby shall not result in any payment or payments becoming due from the Company, the Surviving Corporation or Parent to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract.

3.17    FDA Compliance.

(a) The Company is and has been, operating its business (including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of the Company Product), in material compliance with, all applicable Legal Requirements, Company Permits and orders administered by the FDA, and other Governmental Entities for the Company Product.

(b) During the three (3) year period prior to the Closing Date, neither the Company Product nor any manufacturing site of the Company Product has been subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor has the Company received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” other written, or to the Knowledge of the Company, requests or requirements from any Governmental Entity to make changes to the Company Product that if not complied with would reasonably be expected to result in a material liability to the Company, or similar written notice from the FDA or other Governmental Entity in respect of the Company’s business alleging or asserting noncompliance with any applicable Legal Requirements, Company Permits or requests or requirements of a Governmental Entity. To the Knowledge of the Company, neither the FDA nor any other Governmental Entity is considering any such action. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, no vigilance report or medical device report with respect to the Company Product has been reported as of the date of this Agreement, and, to the actual knowledge of the Company, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for a requirement that such a report should be filed.

(c) All preclinical and clinical trials being conducted by or on behalf of the Company that have been submitted to any Governmental Entity, including the FDA and its counterparts worldwide, in connection with any Company Permit, are being or have been conducted in compliance in all material respects with the experimental protocols, procedures and controls required pursuant to applicable Legal Requirements. To the Company’s Knowledge, none of the clinical investigators participating in Company trials has been or is disqualified, debarred or otherwise sanctioned by the FDA or any other Governmental Entity.

(d) With respect to all manufacturing operations undertaken by the Company, such operations have been and are being conducted in all material respects in compliance with applicable Quality System Regulation at 21 C.F.R. Part 820 issued by the FDA and, to the extent applicable, any similar applicable state or foreign regulations.

(e) (i) All design and development activities with respect to the Company Product have been, and continue to be conducted in compliance in all material respects with the applicable provisions of FDA’s Quality System Regulation at 21 C.F.R. Part 820, and (ii) all manufacturing operations conducted by the Company with respect to the Company Product are, have been, and continue to be conducted in compliance in all material respects with all applicable Legal Requirements.

(f) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or the Company Product, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or similar policies of other Governmental Entities.

(g) The Company has delivered or otherwise made available to Parent true and correct copies of each investigational device exemption application, premarket notification (510(k)), documentation for 510(k) exemption, all Substantially Equivalent or Not Substantially Equivalent Letters received from FDA, all written requests for additional information received from FDA regarding a 510(k) submission by the Company and written responses thereto, and where the Company Product has been changed, a modification analysis for not submitting a 510(k) relating to the Company Product. The Company has not received any written notice from any Governmental Entity (i) contesting the clearance of, the uses of or sale of the Company Product or (ii) otherwise alleging any violation of any laws by the Company with respect to the Company Product. The Company is in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes. The Company has delivered to Parent accurate and complete copies of (i) all data collection forms for all cases in humans performed with any version of the Company Product and (ii) all preclinical data relating to any version of the Company Product, in each case, from the Company’s inception through the date of this Agreement.

3.18    Insurance. Section 3.18 of the Company Disclosure Letter lists all insurance policies maintained by, at the expense of, or for the benefit of the Company and identifies all material claims made thereunder. The Company has delivered to Parent accurate and complete copies of the insurance policies identified on Section 3.18 of the Company Disclosure Letter and each of the insurance policies identified on Section 3.18 of the Company Disclosure Letter is in full force and effect. The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of (i) any threatened termination, cancellation or invalidation of any such insurance policy, (ii) refusal of any coverage or rejection of any claim under any such insurance policy; or (iii)premium increase with respect to any such insurance policy, except in accordance with the terms thereof.

3.19    Related Party Transactions. (a) No Related Party (as defined below) has, and no Related Party has at any time since the Company’s inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company, (b) no Related Party is, or has been, indebted to the Company, (c) since the Company’s inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Material Contract, and (d) no Related Party is competing, or has at any time competed, directly or indirectly with the Company. For purposes of this Section 3.19, each of the following shall be deemed to be a “Related Party:” (i) each of the Company’s stockholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Person in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

3.20    Foreign Corrupt Practices Act. None of the Company, or, to the Knowledge of the Company, any employee, Company representative or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party or a candidate for political office in a foreign country for the purpose of influencing any act or decision of any such Person acting in her or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directly business to, any Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, except as set forth in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:

4.1 Organization; Standing and Power; Charter Documents; Merger Sub. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.2 Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which all shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

4.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate or other proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and, with respect to Article VIII only, the Securityholders’ Representative, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with their terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance and compliance of this Agreement by Parent, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not (with or without notice or lapse of time): (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected; or (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Governmental Order, except where such conflict or violation would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents.

4.4 Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Parent, threatened against, relating to or affecting Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions, proceedings, to have a Material Adverse Effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated hereunder.

4.5 Availability of Funds. Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Merger Consideration and any other amounts to be paid by Parent or Merger Sub hereunder.

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, (ii) pay its debts and Taxes when due (taking into account extensions), (iii) pay or perform other material obligations when due, and (iv) use commercially reasonable efforts consistent with past practices to preserve intact its present business organization.

(b) Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following:

(i)     Cause, permit or propose any amendments to the Company Charter Documents;

(ii)     Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(iii)     Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iv)     Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares in connection with the termination of any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

(v)     Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Company Capital Stock, or any securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or enter into other agreements or commitments of any character obligating the Company to issue any such securities or rights, other than: (A) issuances of Company Capital Stock upon the exercise of Company Options, Company Warrants or other rights of the Company in accordance with their terms and (B) grants of stock options to acquire Company Common Stock or restricted stock of the Company in the ordinary course of business consistent with past practice;

(vi)     Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the business of the Company;

(vii)     Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company;

(viii)     Make any loans, advances or capital contributions to, or investments in, any other Person, other than: employee advances made in the ordinary course of business;

(ix)     Except as required by GAAP, make any change in its methods or principles of accounting since the Balance Sheet Date;

(x)     Make or change any Tax election or adopt or change any accounting method, enter into any Tax sharing or similar agreement, settle or compromise any income Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(xi)     Adopt or materially amend any Company Employee Plan, Employee Agreement or other employee benefit plan, material policy or arrangement, or stock option plan, or enter into any employment contract, consultant or independent contractor agreement, or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any employee of the Company (including rights to severance or indemnification), except pursuant to agreements outstanding on the date hereof, or increase the salary, wages or fees for its employees (other than pursuant to preexisting plans, policies, or contracts that have been disclosed to Parent and are set forth in Section 5.1(b)(xi) of the Company Disclosure Letter);

(xii)     Enter into or renew any Contracts containing any non-competition or exclusivity restrictions on the Company, its Affiliates, or their respective businesses;

(xiii)     Enter into, renew, amend, release or waive any material right under any Material Contract;

(xiv)     Grant any severance, change of control, retention or termination pay (cash, equity or otherwise), acceleration of vesting or any other benefit to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new, or modify or alter any existing, severance, change of control, retention, termination, equity and/or benefit plan or policy; or

(xv)     Incur any Indebtedness for borrowed money or any other Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than in connection with the financing of ordinary course trade payables.

(c) No Right to Control Company Pre-Closing. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Acquisition Proposals.

(a) No Solicitation. The Company agrees that it shall not, and that it shall cause its officers, directors, Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. The Company will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and request the return or destruction of all confidential information of the Company. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues or net income of the Company, in each case taken as a whole, or 10% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the aggregate equity interests of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 10% or more of the aggregate equity interests or assets of the Company, other than the transactions contemplated by this Agreement.

(b) Notification of Unsolicited Acquisition Proposals. Within one (1) Business Day after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

6.2 Stockholder Approval; Information Statement.

(a) The Company shall use reasonable best efforts to obtain the Required Stockholder Approval within twenty-four (24) hours following the time of execution of this Agreement in compliance with applicable Legal Requirements.

(b) As soon as practicable after the execution of this Agreement and in any event within one (1) Business Day after such date, the Company shall prepare an information statement in form and substance reasonably acceptable to Parent (as the same may be amended and supplemented from time to time, the “Information Statement”) for Company Stockholders to approve this Agreement and the transactions contemplated hereby by written consent. The Company shall promptly advise Parent in writing if at any time prior to the Effective Time the Company obtains Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. Subject to the provisions of this Agreement, the Information Statement shall contain (i) the unanimous recommendation of the board of directors of the Company that the Company Stockholders approve this Agreement and the transactions contemplated hereby and the unanimous conclusion of the board of directors that the terms and conditions of the Merger are fair and reasonable to the Company Stockholders, (ii) the notices required by the DGCL, including Section 228(e) and 262(d)(2) thereof, and/or required by the California General Corporation Law, including Section 603 thereof, and (iii) the notice of appraisal rights required pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code to Company Stockholders who may elect to exercise such rights under the DGCL and/or the California Corporations Code in connection with the transactions contemplated hereby. The Company will provide copies of drafts of the Information Statement to Parent and will mail the Information Statement to Company Stockholders only after Parent and its legal counsel shall have approved and agreed to the content of the disclosure in the Information Statement (such approval not to be unreasonably withheld, delayed or conditioned). Following the mailing of the Information Statement to Company Stockholders, the Company shall deliver by any manner permitted by the DGCL and the California Corporations Code any subsequent notice required to be delivered with respect to appraisal rights pursuant to the DGCL and/or the California Corporations Code.

(c) In connection with the solicitation of Written Consents from the Company Stockholders to adopt this Agreement and approve the consummation of the transactions contemplated hereby, the Company shall furnish to Parent, as soon as practicable upon the delivery and effectiveness of the Written Consents, a copy of such Written Consents.

(d) If any Holder (as such term is defined in the Voting Agreement) fails to vote all of his, her or its shares of Company Capital Stock in favor of the Merger in accordance with Section 2.5 of the Voting Agreement within five days of the Company’s or Parent’s written request for such Person’s written consent or signature (provided, that Parent shall not make any such written request prior to the date that is 15 days after the date hereof), then the Company shall cause the chief executive officer of the Company to vote all of such Person’s shares of Company Capital Stock in favor of the Merger and execute all appropriate instruments in connection therewith pursuant to Section 4 of the Voting Agreement (a “Proxy Vote”); provided that no Proxy Vote shall, for purposes of this Agreement, be deemed to be included as a vote of a Company Stockholder for purposes of determining the Company’s receipt of the Required Stockholder Approval or the waiver of any appraisal or dissenter rights under §262 of the DGCL and/or §§1300 et seq. of the California Corporations Code.

6.3 Confidentiality; Access to Information; Required Notification; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement dated January 21, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the Company and its business, including the status of development efforts related to Company Products, properties, results of operations and personnel, in each case solely for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information to Parent, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company is bound or affected as of the date hereof, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the furnishing by the Company of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel to the Company reasonably advises against such exchange. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 6.3(b) shall be subject to the Confidentiality Agreement. Any access to any of the Company’s facilities shall not include the right to perform invasive testing and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not unreasonably interfere with the Company’s operations thereon.

(c) Required Notification. The Company shall promptly notify Parent of (i) any material change, occurrence or event not in the ordinary course of business consistent with past practice, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the other documents delivered in connection with this Agreement, (iv) any Action commenced or, to the Knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company’s business or that relates to the consummation of the transactions contemplated by this Agreement, or (v) any breach of any representation, warranty or covenant in this Agreement, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be adverse to the Company or cause any of the conditions to closing set forth in ARTICLE VII not to be satisfied.

(d) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.4 Public Disclosure. Without limiting any other provision of this Agreement, before Parent issues its initial press release with respect to this Agreement and the transactions contemplated hereby, Parent shall provide the Company with the opportunity to review such press release and consider in good faith any comments the Company may have. The Company may not, without Parent’s prior written consent, issue any press release or make any other public statement with respect to this Agreement and the transactions contemplated hereby.

6.5 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use its reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and within seven (7) days of the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation, (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act and such initial filings from Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall work together and promptly supply the other with any required information which may be required and reasonable assistance as the other may request in order to effectuate any filings or applications pursuant to Section 6.5(a). Except where prohibited by applicable Legal Requirements relating to the exchange of information, and subject to the Confidentiality Agreement, each of the Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith, the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), (iii) coordinate with the other in preparing and exchanging such information and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with the FTC, and keep one another reasonably apprised of the status of any communications with, any inquires or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the other within three (3) Business Days upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent, Merger Sub or the Company, as the case may be, will, within three (3) Business Days, inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all actions reasonably necessary to cause the conditions precedent to the other party’s obligations to close set forth in Article VII to be satisfied, (ii) the obtaining of all Necessary Consents, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(e) Notwithstanding anything to the contrary herein, Parent and Merger Sub shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any Legal Requirement governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii)). Nothing set forth in this Agreement shall require Parent to litigate with any Governmental Entity.

6.6 Employee Benefits.

(a) Following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Company to continue) to maintain the Company Employee Plans on substantially the same terms as in effect immediately prior to the Effective Time, or (b) arrange for each employee of the Company as of the Effective Time (the “Company Employees”) who remain employed by Parent, the Surviving Corporation or their respective Subsidiaries after the Effective Time (the “Company Participants”) to participate in substantially similar plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Parent or its applicable Subsidiary (“Parent Plans”) (it being understood that the costs to the Company Participants may vary from their costs under the Company Employee Plans), or (c) a combination of clauses (a) and (b) so that each Company Participant shall have benefits that are substantially similar in the aggregate to benefits provided to similarly situated employees of Parent under Parent Plans. To the extent Parent elects to have the Company Participants participate in the Parent Plans following the Closing Date, (i) each Company Participant will receive credit for purposes of eligibility to participate and vesting under such Parent Plan for years of service with the Company prior to the Closing Date (other than for accruals under any defined benefit pension plan), (ii) Parent will use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which such Company Participants will participate in to be waived; and (iii) Parent will use commercially reasonable efforts to provide credit for any deductibles prior to the Closing Date for purposes of satisfying any applicable deductible under any such plans that may apply after the Closing Date. All vacation accrued by Company Participants under the vacation policies of the Company prior to the Effective Time shall be either cashed out or honored by Parent in accordance with applicable Legal Requirements and Parent’s policies, as determined in Parent’s discretion. The foregoing requirements in this Section 6.6(a) are subject to: (i) any necessary transition period, (ii) any applicable Parent Plan provisions, as amended to implement to the foregoing, and (iii) the requirements of applicable laws. Nothing contained in this Agreement shall constitute or be deemed an amendment to any Parent Plan or any other compensation or benefit plan, program or arrangement. Nothing in this Section 6.6(a) shall be construed to create a right in any employee of the Company to employment with the Parent, the Surviving Corporation or any of their Subsidiaries. In each case, while a Company Employee remains employed, the base salary or regular wages as of immediately prior to the Effective Time shall not be decreased for a period of one year following the Effective Time for any Company Employee who continues to be employed by the Parent, the Surviving Corporation or their respective Subsidiaries during that period.

(b) Parent ESPP. Parent agrees that, from and after the Closing Date, the Company Employees who become employees of Parent or any of its Subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the “Parent ESPP”), subject to the terms and conditions of the Parent ESPP.

(c) WARN Act and other Termination Obligations. Parent shall assume any and all obligations under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law or regulation (the “WARN Act”), including any notice and/or payment obligations, associated with or related to Parent declining to offer employees of the Company continued or new employment with Parent or the Surviving Corporation, or offering positions that may otherwise trigger any such payment and/or notice obligations under the WARN Act. Parent shall also assume any and all additional termination payments and obligations relating to Parent declining to offer employees of the Company continued or new employment with Parent or the Surviving Corporation, including but not limited to, any severance, termination, change of control, bonus, vacation, personal time off, sick time, or any other termination-related payment, whether in connection with a Company Employee Plan as required by applicable Legal Requirements, or otherwise.

6.7 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate the Company Option Plan and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent timely provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company 401(k) Plans”). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors.

6.8 Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements in effect as of the date hereof between the Company and the Company Indemnified Parties and set forth on the Company Disclosure Letter, subject to applicable Legal Requirements. For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.

(b) The Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Company Indemnified Parties, in effect for six (6) years after the Effective Time insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance for acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at an annual cost not greater than 250% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall notify the Securityholders’ Representative and cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(c) This Section 6.8 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns.

6.9 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.10    Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger of Merger Sub with and into the Company pursuant to this Agreement.

6.11    Payment Schedule. The Company shall prepare and deliver to Parent and the Exchange Agent, not later than three (3) Business Days prior to the Closing Date, a payment schedule (the “Payment Schedule”), which shall be reasonably acceptable to Parent and the Exchange Agent, which schedule shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing: (a) the name of each Company Securityholder and such Securityholder’s address of record; (b) the number and kind of shares of Company Capital Stock and the number and kind of shares of Company Capital Stock issuable upon exercise or conversion of Company Convertible Notes, Company Options and/or Company Warrants held by such Company Securityholders and, if applicable, the certificate, warrant or other instrument numbers relating to such securities; (c) the creditors to whom Indebtedness is owed and their respective payoff amounts and wire instructions; (d) the creditors to whom the Transaction Expenses are owed and their respective payoff amounts and wire instructions;

(e) the calculation of the Closing Merger Consideration; and (f) the amount of the Closing Merger Consideration payable to each Company Securityholder, including the identification of any such payments that are payments of Option Merger Consideration payable to the Company Option Holders that should be paid through the Company’s payroll and the wire instructions therefor. Not later than three (3) Business Days prior to the distribution to the Company Securityholders of (i) all or any portion of the Escrow Fund, (ii) all or any portion of the Representative Reimbursement Fund, (iii) the Final Adjustment, (iv) any amounts pursuant to Section 8.11 or (v) any payment of Milestone Consideration, the Securityholders’ Representative shall deliver to Parent and the Exchange Agent an updated Payment Schedule setting forth the payments to be made to the Company Securityholders in respect of any such distribution as determined in accordance with Section 2.6 and Section 2.7

6.12    Audit and Preparation of Company Financial Statements. The Company shall, at the written request of Parent made anytime prior to the Closing Date, reasonably cooperate with Parent in the preparation of financial statements (including a balance sheet with accompanying detail support and the related income statement, statements of shareholders’ equity and statements of cash flow, in each case, to the extent requested by Parent) for the Company for the periods requested by Parent and reasonably satisfactory to Parent, prepared in accordance with GAAP. Such financial statements shall present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby, as applicable.

6.13    Termination of Stockholder Agreements. The Company shall, and shall cause the applicable Company Stockholders to, cause the termination, effective immediately prior to the Closing Date, of all stockholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements and all other similar agreements or Contracts relating to the Company to which any of them may be party, in each case, without any liability to the Company.

6.14    Section 280G Waiver Agreement and Stockholder Approval. To the extent that (i) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of the Company would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement and (ii) such payment or benefit would or would reasonably be expected to constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, prior to the Closing:

(a) the Company shall use commercially reasonable efforts to obtain a binding written waiver by such “disqualified individual” (each, an “Excess Parachute

Waiver”) of any portion of such parachute payment as exceeds three times less one dollar of such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Regulations § 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”);

(b) If an Excess Parachute Waiver is obtained, the Company shall provide all required disclosure to all persons entitled to vote under Section 280G(b)(5)(B)(ii) of the Code and shall hold a vote of stockholders in the manner intended to satisfy the 280G Stockholder Approval Requirements; and

(c) the Excess Parachute Waivers, disclosure to Company Stockholders and any other resolutions, notices or other documents issued, distributed, adopted or executed in connection with the implementation of this Section 6.14 shall be subject to Parent’s prior review and comment, and the Company shall revise any such documentation to take into account any reasonable comments made by Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement and the Charter Amendment shall have been approved and adopted by the requisite vote of the Company Stockholders in accordance with applicable Legal Requirements and the Company Charter Documents.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of making the Merger illegal.

(c) Antitrust Approvals. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all foreign antitrust approvals listed on Schedule 7.1(c) hereto shall have been obtained (or the waiting periods thereunder shall have expired or terminated early).

7.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation on materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as does not result in a Material Adverse Effect on the ability of Parent to consummate the transactions contemplated hereby. The Company shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized signatory of Parent and a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized signatory of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as does not result in a Material Adverse Effect on the Company. The Securityholder Representations shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, to such effect signed on behalf of the Company by an authorized officer of the Company.

(c) Material Adverse Effect on the Company. No Material Adverse Effect on the Company shall have occurred since the date of this Agreement and be continuing.

(d) Notice of Appraisal Rights; Required Stockholder Approval. Parent shall have received from the Company reasonable evidence that all notices to stockholders of the Company in connection with appraisal rights under §262 of the DGCL and/or §§1300 et seq. of the California Corporations Code that are required to or may be made at or prior to the Effective Time have been made. This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by the Required Stockholder Approval (and Parent shall have received documentation evidencing the Company’s receipt thereof), and no less than 95% of the Company Capital Stock outstanding and eligible to vote on the adoption of this Agreement and the approval of the Merger (determined on an as converted to Company Common Stock basis) shall have adopted this Agreement and approved the Merger or shall have waived or be ineligible for appraisal rights pursuant to §262 of the DGCL or dissenters rights pursuant to §§1300 et seq. of the California Corporations Code, if applicable.

(e) Section 280G Matters. To the extent that (i) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of the Company who has executed an Excess Parachute Waiver would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement and (ii) such payment or benefit would or could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company shall have delivered to Parent proof of each Excess Parachute Waiver obtained in accordance with Section 6.14 from each such “disqualified individual” and performed the covenants set forth in Section 6.14(a).

(f) Joinder Agreements. Stockholders of the Company representing 95% of the outstanding shares of Company Capital Stock (on an as-converted basis) as of immediately prior to the Effective Time shall have executed and delivered to Parent Joinder Agreements in substantially the form attached hereto as Exhibit C, and all such Joinder Agreements shall be in full force and effect.

(g) Offer Letters; EPIIA. Each of the individuals set forth on Section 7.3(g) of the Company Disclosure Letter shall have executed and delivered to Parent an offer letter and employee proprietary information and inventions agreement reasonably acceptable to Parent and in substantially the form attached hereto as Exhibit D and Exhibit E, respectively, and such agreements shall be in full force and effect.

(h) Charter Amendment. The Company shall have validly amended its certificate of incorporation to increase the authorized number of shares of the Company’s Series D Preferred Stock to allow for the conversion of the principal and interest outstanding under the Company Convertible Notes pursuant to Section 2.7(c) (the “Charter Amendment”).

(i) Note Conversion Acknowledgement and Waiver. Holders of Company Convertible Notes representing at least ninety-five percent (95%) of the outstanding principal amount of all Company Convertible Notes as of immediately prior to the Effective Time, which shall include each of the Major Lenders, shall have executed and delivered to Parent note conversion acknowledgements and waivers reasonably acceptable to Parent and each in substantially the form attached hereto as Exhibit F and each such agreement shall be in full force and effect.

(j) Lien Release. Pursuant to Section 9(b) of that certain Security Agreement dated December 6, 2013 by the Company, in favor of U.S. Venture Partners IX, L.P. as Collateral Agent (the “Security Agreement”), upon the conversion of the principal and interest outstanding under the Company Convertible Notes pursuant to Section 2.7(c), the Company shall file any UCC termination statements necessary to effect the termination of the security interest granted pursuant to the Security Agreement.

(k) Adjusted Financial Statements. Parent shall have received updated unaudited Financial Statements for the year ended December 31, 2013 that include all year end adjustments, including the adjustment to record stock compensation expense and warrant expense.

(l) Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)    the Escrow Agreement, executed by the Escrow Agent and the Securityholders’ Representative;

(ii)    written resignations of all officers and directors of the Company, effective as of the Effective Time;

(iii)    a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing Date, affirming that the conditions set forth in Sections 7.3(a), (b) and (c) have been duly satisfied;

(iv)    a certificate signed by the Chief Financial Officer of the Company certifying the accuracy in all respects of the Payment Schedule;

(v)    a certificate, dated as of the Closing Date, signed by the Secretary of the Company (A) attaching true and correct copies of the certificate of incorporation and bylaws, and any amendments thereto, of the Company, (B) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and stockholders of the Company which authorize and approve the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger, and (C) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement;

(vi)    a payoff letter in a form reasonably acceptable to Parent executed by each holder of the Company’s Indebtedness and each Person to whom Transaction Expenses of the Company are owed on or promptly following the Closing;

(vii)    the Certificate of Merger; and

(viii)    the statement contemplated by Section 6.9.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations and Warranties.

(a) All representations and warranties of the Company contained in this Agreement shall survive the consummation of the Merger and continue until their expiration at 5:00 p.m. (California time) on the date that is eighteen months following the Closing Date, except that (i) the IP Representations shall continue in full force and effect until 5:00 p.m. (California time) on the three year anniversary of the Closing Date, and (ii) the Fundamental Representations and the Securityholder Representations shall continue in full force and effect until the expiration of all applicable statutes of limitations in respect of the matters addressed by such representations and warranties; provided, however, that if, at any time on or prior to the Escrow Termination Date, any Indemnified Party delivers to the Securityholders’ Representative a Claim Certificate alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.3 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the Escrow Termination Date until such time as such claim is fully and finally resolved and for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall expire at the Closing. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive (x) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (y) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any Indemnified Party or any of its representatives.

8.2 Escrow and Representative Reimbursement Amount Deposit.

(a) (i) Promptly following the Closing, and without any act of any Company Securityholder, Parent shall deposit the Escrow Amount with the Escrow Agent, and (ii) promptly following the achievement of the Regulatory Milestone, Parent shall deposit the Regulatory Escrow Amount with the Escrow Agent. The parties hereto agree that for Tax purposes only Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Escrow Agreement shall be the property of Parent and treated for tax purposes as earned by Parent.

(b) Promptly following the Closing, and without any act of any Company Securityholder, Parent shall deposit the Representative Reimbursement Amount in a non-interest bearing account with the Escrow Agent, to be held by the Escrow Agent and released on the instructions of the Securityholders’ Representative for the payment of expenses incurred by the Securityholders’ Representative in performing its duties pursuant to this Agreement. Any of the Representative Reimbursement Amount originally deposited with the Escrow Agent at the Closing that has not been used by the

Securityholders’ Representative pursuant to the terms of this Agreement on or prior to the end of the period in which the Indemnified Parties may make claims for indemnification pursuant to Section 8.3(a) or, if later, the date on which all indemnification claims of the Indemnified Parties outstanding at the end of such period have been discharged in full, shall be released by the Escrow Agent for distribution by the Escrow Agent to the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and to the Company for further distribution to the Company Option Holders, in each case, in accordance with the Payment Schedule (as updated by the Securityholders’ Representative pursuant to Section 6.11). Notwithstanding the delivery of any remaining portion of the Representative Reimbursement Amount to the Escrow Agent, such remaining portion shall not be deemed part of the Escrow Fund and shall not be available to satisfy any indemnification or other obligations to Parent hereunder. Neither Parent nor any of its Affiliates shall have any liability or obligation with respect to the use of the Representative Reimbursement Amount by the Securityholders’ Representative. The parties hereto agree for Tax purposes that the Company Securityholders shall be treated as receiving the Representative Reserve Amount when deposited with the Escrow Agent. Any applicable withholding taxes on the share of the Representative Reserve Amount borne by the Company Option Holders in respect of their Company Options shall be withheld from their share of the Closing Merger Consideration when paid through the Company’s payroll.

8.3 Indemnification by Company Securityholders.

(a) From and after the Closing Date (but subject to Section 8.1), each Company Securityholder shall severally (based on such Company Securityholder’s Pro Rata Portion), but not jointly, indemnify and hold harmless each Indemnified Party from and against, and each Indemnified Party shall be compensated, reimbursed and paid for, any Losses suffered or incurred by each such Indemnified Party resulting from, or directly or indirectly related to, (i) any breach of any representation or warranty of the Company contained in this Agreement or any certificate delivered by the Company pursuant to this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or Company Material Adverse Effect or any similar qualification or standard), any breach of any representation or warranty of the Company in this Agreement as of the Closing Date as if such representation or warranty had been made as of the Closing Date, except for such representations and warranties that address matters only as of a particular time, which need be accurate only as of such time (determined, in each case, without regard to any qualification or exception contained therein relating to materiality or Company Material Adverse Effect or any similar qualification or standard), or any breach of any representation or warranty of such Company Securityholder of the Securityholder Representations (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard); (ii) any failure by the Company to perform or comply with any covenant of the Company contained in this Agreement prior to the Closing Date; (iii) any demands by holders of Company Capital Stock under the DGCL and or the California Corporations Code, as applicable, but only for fees and costs incurred in connection with appraisal and or dissenters’ rights proceedings and the extent, if any, to which the consideration to be paid to the holders of Dissenting Shares exceeds the Merger Consideration that otherwise would have been payable with respect to such Dissenting Shares pursuant to this Agreement; (iv) any inaccuracy in the Payment Schedule (as updated by the Securityholders’ Representative pursuant to Section 6.11), including the Company’s Transaction Expenses, Indebtedness or the Company’s Net Working Capital that were not considered in the calculation of the Closing Merger Consideration (as adjusted pursuant to Section 2.12) or Remaining Milestone Consideration; (v) all Pre-Closing Taxes, excluding Taxes taken into account as Current Liabilities in computing Company Net Working Capital (as finally determined pursuant to Section 2.12), (vi) any Legal Proceeding by or on behalf of any current or former holder of any Company Capital Stock, Company Options, Company Warrants or Company Convertible Notes regarding this Agreement or transactions contemplated hereby, including that the Person is entitled to receive any amounts in excess of the amounts indicated on the Payment Schedule; and (vii) all claims for indemnification, advancement, reimbursement or contribution by former or current directors or officers of the Company under the Company charter, bylaws or indemnification Contracts with respect to any matter existing or occurring at or prior to the Closing.

(b) Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to make a claim for indemnification pursuant to clause (i) of Section 8.3(a) (that does not involve fraud or intentional misrepresentation) unless and until the Indemnified Parties have suffered or incurred Losses in excess of $575,000 in the aggregate (the “Deductible Amount”), and with respect to any given claim or claims for Losses, such claim or series of related claims based on the same or similar facts equals or exceeds $57,500 (the “Threshold Amount” and such Loss, a “Qualified Loss”), after which the Indemnified Party may make claims for indemnification for the amount by which the sum of Qualified Losses exceeds the Deductible Amount, subject to the terms of this Article VIII; provided, however, that neither the Deductible Amount nor the Threshold Amount shall apply with respect to any Losses resulting from, or directly or indirectly related to, the Fundamental Representations or the Securityholder Representations (and for the sake of clarity, any claim under clauses (ii) through (vii) of Section 8.3(a)), for which matters the Indemnified Party shall be entitled to indemnification for all Losses, subject to the applicable limitations contained in this Article VIII.

(c) Notwithstanding anything to the contrary contained herein: (i) no claim may be made for any Loss related to or arising from (A) the amount, value or condition of any Tax asset or attribute (including, but not limited to, net operating loss carryforward or tax credit carryforward) of the Company or its Subsidiaries or (B) the ability of Parent, the Surviving Corporation or their Affiliates to utilize such Tax asset or attribute following the Effective Time; (ii) the amount of any Losses for which indemnification is provided under this Article VIII shall be reduced in amount by any insurance proceeds actually recovered by any Indemnified Party (net of actual out-of-pocket and reasonable costs of enforcement, deductibles, premium increases and retro-premium adjustments related to such Losses), and Parent and the Indemnified Parties shall, as a condition to receiving any amounts pursuant to Section 8.3(a)(vi) from the Escrow Fund or otherwise seeking recovery hereunder, use all commercially reasonable efforts to realize such proceeds; (iii) no Losses for which indemnification is provided under this Article VIII shall be recoverable hereunder that constitute punitive, unforeseeable or speculative damages (unless such damages were awarded to a third party pursuant to a Third Party Claim for which the Indemnified Party is entitled to indemnification hereunder); and (iv) the amount of any Loss subject to recovery under this Article VIII shall be calculated net of any amounts specifically accrued or reserved for in the Final Closing Company Balance Sheet. All claims for recovery for any Loss shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and, as applicable, the Escrow Agreement.

8.4 Exclusive Remedy. Except (a) for breaches of Fundamental Representations or Securityholder Representations, (b) for claims for indemnity under Section 8.3(a)(ii) through (vii) inclusive and (c) in the case of fraud or intentional misrepresentation of the Company (in which case each Company Securityholder shall be liable on a several but not joint basis for its Pro Rata Portion of such Losses (to the extent recovered outside of the Escrow Fund or the setoff against any payment of Revenue Consideration) in an aggregate amount not to exceed such Company’s Securityholder’s Pro Rata Portion of the Merger Consideration actually paid, or otherwise deemed earned under the terms of this Agreement), recovery from the Escrow Fund and setoff against up to twenty percent (20%) of any payment of Revenue Consideration pursuant to Section 8.11 shall be the sole and exclusive remedy of the Indemnified Parties for any Losses incurred by any Indemnified Party; provided, however, that nothing contained in this Agreement shall be deemed to limit any party’s right to seek monetary recovery from any Company Securityholder in the case of fraud or intentional misrepresentation by such Company Securityholder. Notwithstanding anything to the contrary, nothing contained in this Agreement shall be deemed to limit any party’s right to seek an injunction or specific performance with respect to breaches of covenants and agreements of Parent, the Company or the Securityholders’ Representative under this Agreement. Notwithstanding anything to the contrary set forth herein, in no event shall any Merger Consideration received by any Company Securityholder be subject to any clawback pursuant to this Article VIII, except (a) for claims for indemnity under Section 8.3(a)(i) for breaches of Fundamental Representations or Securityholder Representations, (b) for claims for indemnity under Section 8.3(a)(ii)

through (vii) inclusive and (c) in the case of fraud or intentional misrepresentation of the Company.

8.5 Distribution of Escrow Fund. Upon the Escrow Termination Date, a portion of the Escrow Fund (the “Escrow Release Amount”) shall promptly be delivered to (a) the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and (b) the Company for further distribution to the Company Option Holders, in each case, in accordance with the Payment Schedule (as updated pursuant to Section 6.11). Notwithstanding the foregoing, if, at any time on or prior to the Escrow Termination Date, any Indemnified Party delivers to the Securityholders’ Representative and the Escrow Agent a Claim Certificate asserting a claim for recovery under Section 8.3, then the Escrow Fund shall not terminate with respect to the amount or reasonably anticipated amount of Losses set forth in such Claim Certificate and which shall be subject to subsequent to resolution of the claim in the manner provided in this Agreement and the Escrow Agreement. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Release Amount not required to satisfy such claims to (i) the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and (ii) the Company for further distribution to the Company Option Holders, in each case, in accordance with the Payment Schedule (as updated pursuant to Section 6.11).

8.6 Securityholders’ Representative.

(a) By virtue of the approval and adoption of this Agreement by the requisite consent of the Company Stockholders or by the execution of a letter of transmittal by a Company Securityholder, each of the Company Securityholders (other than such Company Stockholders, if any, who have perfected dissenters’ or appraisal rights under Delaware or the applicable laws of the State of California) shall be deemed to have agreed to appoint Fortis Advisors LLC as its agent and attorney-in-fact (the “Securityholders’ Representative”) for and on behalf of the Company Securityholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Securityholder or by any such Company Securityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Securityholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this

Agreement or the Escrow Agreement. Such agency may be changed by the Company Securityholders holding a majority-in-interest of the Outstanding Shares (on an as converted to Company Common Stock basis) immediately prior to the Effective Time. Notwithstanding the foregoing, the Securityholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Securityholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. The immunities and rights to indemnification included in this Section 8.6(b) shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Securityholders’ Representative in connection with its services hereunder. The Securityholders’ Representative shall be entitled to: (i) rely upon the Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.

(b) Certain Company Securityholders have entered into a letter agreement with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with the performance of its services under this Agreement and the Escrow Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”) shall be liable to the Company Securityholders for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of such Securityholders’ Representative. The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Securityholders’ Representative may engage attorneys, accountants and other professionals and experts. The Securityholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Company Securityholders shall indemnify the Securityholders’ Representative Group and defend and hold the Securityholders’ Representative Group harmless against any loss, liability, claim, damage, fee, cost, judgment, amount paid in settlement or expense incurred on the part of the Securityholders’ Representative Group (so long as the Securityholders’ Representative Group was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative Group’s duties hereunder, including the reasonable fees, costs and expenses of any legal counsel or other skilled professionals retained by the Securityholders’ Representative and in connection with seeking recovery from insurers (“Securityholders’ Representative Expenses”). The Securityholders’ Representative shall have the right to retain Securityholders’ Representative Expenses (i) first, from the Representative Reimbursement Amount prior to any distribution to the Company Securityholders (and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Securityholders’ Representative Expenses actually incurred), (ii) second, from any distribution of the Escrow Fund or Milestone Consideration otherwise distributable to the Company Securityholders at the time of distribution, and (iii) third, directly from the Company Securityholders based on their respective Pro Rata Portions. The Company Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 9.4 or 9.5 hereof, shall constitute a decision of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders and such Company Securityholders’ successors as if expressly confirmed and ratified in writing by such Company Securityholders. The powers, immunities and rights to indemnification granted by the Company Securityholders to the Securityholders’ Representative and the Advisory Group under this Section 8.6: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

8.7 Claims.

(a) Subject to the procedures set forth in Section 2.12 and the survival limitations set forth in Section 8.1, an Indemnified Party may deliver to the Securityholders’ Representative a certificate signed by the Indemnified Person (a “Claim Certificate”): (i) stating that the Indemnified Party has a claim for Losses; (ii) stating the amount of such Losses (which, in the case of Losses not yet incurred, paid, reserved or accrued, may be the amount reasonably anticipated by the Indemnified Party to be incurred, paid reserved or accrued); and (iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related. If the Escrow Fund is available for indemnification, at the time of delivery of any Claim Certificate to the Securityholders’ Representative, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent and for a period of forty-five (45) calendar days after such delivery to the Securityholders’ Representative of such Claim

Certificate, the Escrow Agent shall make no payment pursuant to this Section 8.7 unless the Escrow Agent shall have received written authorization from the Securityholders’ Representative to make such delivery.

(b) If the Securityholders’ Representative does not contest, by written notice to the Indemnified Party and, if the Escrow Fund is available for indemnification, the Escrow Agent, any claim or claims by the Indemnified Person made in any Claim Certificate within the forty-five (45) calendar day period provided in Section 8.7 then (i) if the Escrow Fund is available for indemnification, the Escrow Agent shall distribute cash from the Escrow Fund in an amount equal to the amount of any Losses corresponding to such claim or claims as set forth in such Claim Certificate and (ii) if the Escrow Fund is not available for indemnification, then, subject to Section 8.4, Parent may setoff such Losses against any payment of Milestone Consideration pursuant to Section 8.11.

(c) If the Securityholders’ Representative objects in writing to any claim or claims by the Indemnified Party made in any Claim Certificate within such forty-five (45) calendar day period, the Indemnified Party and the Securityholders’ Representative shall attempt in good faith for forty-five (45) calendar days after the Indemnified Party’s receipt of such written objection to resolve such objection. If the Indemnified Party and the Securityholders’ Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if the Escrow Fund is available for indemnification, delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

(d) If no such agreement can be reached during the 45-calendar day period for good faith negotiation, but in any event upon the expiration of such 45-calendar day period, either the Indemnified Party or the Securityholders’ Representative may seek to resolve the matter through litigation brought in accordance with Section 10.8.

8.8 Third-Party Claims.

(a)     In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in indemnification pursuant to this Article VIII, Parent shall promptly notify the Securityholders’ Representative of such claim; provided, however, no delay or failure on the part of an Indemnified Party in delivering a notice of a Third Party Claim shall relieve the Company Securityholders from any indemnification liability hereunder except to the extent such failure materially prejudices the defense of such Third Party Claim. If the contents and delivery of a notice of a Third Party Claim Notice satisfy the content and delivery requirements of a Claim Certificate pursuant to Section 8.7, then such notice shall also be deemed to be a Claim Certificate. The Indemnified Party shall, at its election, undertake and conduct the defense of such Third Party Claim with counsel of its own choosing (and reasonably acceptable to the Securityholders’ Representative); provided, however, that the Securityholders’ Representative will be entitled to employ separate counsel and participate, at its expense (on behalf of the Company Securityholders), but not control, the defense of such Third Party Claim; provided, further, that except with the prior written consent of the Securityholders’ Representative, no settlement of any such Third Party Claim with third party claimants may be effected by the Indemnified Party without the written consent of the Securityholders’ Representative, such consent not to be unreasonably, withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim without the Securityholders’ Representative’s consent if (x) the judgment or proposed settlement involves only the payment of money damages by the Indemnified Party, (y) does not impose an injunction or other equitable relief upon the Company Securityholders, and (z) includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Company Securityholders of a release (in form and substance reasonably satisfactory to the Securityholders’ Representative) from all liability in respect of such Third Party Claim.

(b)     If the Indemnified Party does not so elect to undertake and conduct the defense of such Third Party Claim, the Securityholders’ Representative may elect to undertake and conduct the defense of such claim with counsel of its own choosing (and reasonably acceptable to the Indemnified Party); provided, however, that the Indemnified Party will be entitled to employ separate counsel and participate, at its expense, but not control, the defense of such Third Party Claim; provided, further, that except with the prior written consent of the Indemnified Party, no settlement of any such Third Party Claim with third party claimants may be effected by the Securityholders’ Representative without the written consent of the Indemnified Party, such consent not to be unreasonably, withheld, conditioned or delayed. Notwithstanding the foregoing, the Securityholders’ Representative shall have the right to pay, settle or compromise any such Third Party Claim without the Indemnified Party’s consent if (x) the judgment or proposed settlement involves only the payment of money damages by the Company Securityholders, (y) does not impose an injunction or other equitable relief upon the Indemnified Party, and (z) includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release (in form and substance reasonably satisfactory to the Indemnified Party) from all liability in respect of such Third Party Claim.

(c)     Parent and the Securityholders’ Representative shall render to each other such assistance as may be reasonably requested by the other in order to ensure the proper and adequate defense of any Third Party Claim, including furnishing records, information and testimony and attending conferences, discovery proceedings, hearings, trials and appeals in connection therewith.

8.9 No Other Representations and Warranties. Each of the Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations. In connection with Parent’s and Merger Sub’s investigation of the Company and its businesses and operations, Parent, Merger Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Parent and Merger Sub acknowledge and agree that (a) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (b) Parent and Merger Sub are familiar with such uncertainties; and (c) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

8.10 Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

8.11 Set-Off. Subject to the limitations in this Article VIII, Parent shall have the right to setoff (a) from up to one hundred percent (100%) of any Revenue Consideration any Losses for (i) breaches of Fundamental Representations or the Securityholder Representations, (ii) for claims for indemnity under Section 8.3(ii) through (vii) inclusive, and (iii) in the case of fraud or intentional misrepresentation of the Company, and (b) from up to twenty percent (20%) of any Revenue Consideration any Losses for any breach of any representation or warranty of the Company or the Company Securityholders contained in this Agreement (except for the Fundamental Representations or the Securityholder Representations), in each case, claimed by any Indemnified Party and deemed to be agreed to by the Securityholders’ Representative pursuant to Section 8.7(b), actually agreed to in a memorandum pursuant to Section 8.7(c) or determined to be owed by the Company Securityholders pursuant to Section 8.7(d). In addition, Parent may holdback from the Revenue Consideration any amount (consistent with the maximum amounts set forth above in this Section 8.11), as in the reasonable judgment of Parent, that may be necessary to satisfy any unresolved or unsatisfied claims by an Indemnified Party for Losses specified in any Claim Certificate delivered to the Securityholders’ Representative. Upon final resolution of such claims pursuant to Section 8.7, Parent may setoff any amounts (consistent with the maximum amounts set forth above in this Section 8.11) owed to an Indemnified Party against the amount of Losses so finally determined and shall remit the remaining portion (if any) of the applicable payment of Revenue Consideration to (x) the Exchange Agent for further distribution to the Company Securityholders (other than the Company Option Holders) and (y) the Company for further distribution to the Company Option Holders, in each case, in accordance with the Payment Schedule (as updated pursuant to Section 6.11).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by duly authorized action by the terminating party, whether before or after the requisite approvals of the stockholders of the Company:

(a) by Parent, if the Required Stockholder Approval is not obtained by the Company within twenty-four (24) hours following the time of execution and delivery of this Agreement by the parties hereto;

(b) by duly authorized mutual written consent of the Boards of Directors of Parent and the Company;

(c) by either the Company or Parent if the Merger shall not have been consummated by the date that is ninety (90) days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act (including the failure to act in compliance with Section 6.5) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Company may not terminate this Agreement under this Section 9.1(e) prior to thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company is in material breach of this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied); or

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 9.1(f) prior to the thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(f) if Parent is in material breach of this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied).

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.3(a), this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party to this Agreement from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3 Fees and Expenses. Except as otherwise set forth in this Agreement, Transaction Expenses shall be paid by the party incurring such expenses whether or not the Merger is consummated.

9.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action duly authorized by the parties, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

9.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action duly authorized by such party, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1     Access. The Securityholders’ Representative shall be entitled to retain a digital copy of the Data Archive and shall have full access to the contents of such digital copy, solely for purposes of carrying out Securityholders’ Representative’s duties and obligations, and exercising Securityholders’ Representative’s rights, as the Securityholders’ Representative under the terms of this Agreement, provided that the Securityholders’ Representative shall not disclose the contents of the Data Archive to any Person except to Permitted Recipients. “Data Archive” shall mean the documents posted on or before 11:59 pm on the date immediately prior to the date of this Agreement to the electronic data room established through Merrill Communications, LLC for purposes of the transactions contemplated by this Agreement. Prior to 11:59 pm on the date immediately prior to the date of this Agreement, the Company shall remove or cause to be removed from the Data Archive any and all documents or information that could be reasonably expected to result in a waiver of attorney-client privilege. As soon as practicable after the date of this Agreement, but in no event more than two (2) Business Days following the date of this Agreement, the Company will deliver to Parent on one or more CD-ROM disks a complete and accurate electronic copy of the Data Archive. The parties acknowledge and agree that, following the Closing, nothing in this Section 10.1 shall be deemed a waiver by Parent or any of its Affiliates (including the Surviving Corporation) of attorney-client privilege with respect to any of the documents or information included in the Data Archive.

10.2     Continuing Counsel. Parent hereby acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) has acted as counsel to the Company prior to the transactions contemplated by this Agreement, as well as in connection with the transactions contemplated hereby, and that the form of the transaction as a Merger may result in Parent inheriting the attorney/client relationship and the rights pertaining thereto that currently exist between the Company and WSGR. Parent agrees that (a) it will not seek to disqualify WSGR from acting and continuing to act as counsel to the Securityholders’ Representative in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement, and (b) Parent agrees not to assert any attorney-client privilege with respect to communications between WSGR and any officer, securityholder, director or employee of the Company relating to the Merger and occurring prior to the Closing; provided that the foregoing shall not limit or otherwise affect the Surviving Corporation’s right to assert attorney-client privilege with respect to any such communication against any Person other than any officer, securityholder, director or employee of the Company.

10.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, or the Company following the Closing, to:

Volcano Corporation

3721 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: General Counsel

Telephone No.: (858) 228-4728

Telecopy No.: (858) 720-0325

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Barbara L. Borden

  Matthew T. Browne

Telephone No.: (858) 550-6000

Telecopy No.: (858) 550-6420

(b) if to the Company prior to the Closing, to:

AtheroMed, Inc.

1455 Adams Court, Suite 1120

Menlo Park, CA 94025

Attention: President

Telephone No.: (650) 473-6846

Telecopy No.: (650) 473-9227

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: J. Casey McGlynn and Scott K. Murano

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

(c) if to Securityholders’ Representative, to:

Fortis Advisors LLC

Attention: Notice Department

Telecopy No.: (858) 408-1843

Email: notices@fortisrep.com

10.4     Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. An exception or disclosure made in Company Disclosure Letter with regard to a representation of the

Company shall be deemed made with respect to any other representation by such party to which the applicability or relevance of such exception or disclosure is reasonably apparent.

(b) For purposes of this Agreement, the term “Knowledge” means with respect to the Company, with respect to any matter in question, the actual knowledge of Michael MacKinnon, Doug Rowe, Paul Escudero, Jean Chang, Will Martin and Mary Anne Daniels, or the knowledge that such individuals would reasonably be expected to have as a result of the performance of their duties.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance, development or effect that has occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that, individually or in the aggregate, and regardless of whether or not such effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably be expected to have a material adverse effect on the business, operations or results of operations, properties, assets, liabilities, business, capitalization or financial condition of such entity taken as a whole with its Subsidiaries; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect resulting from changes in Legal Requirements or the interpretation thereof; (iii) any change or effect resulting from changes in GAAP or other applicable accounting standards or the interpretations thereof; (iv) any change or effect resulting from changes affecting any of the industries in which such entity or its Subsidiaries operates generally or the United States or worldwide economy generally, financial markets or political conditions (which changes in each case do not disproportionately affect such entity in any material respect); (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (vi) failure to meet internal forecasts or financial projections (it being understood that the underlying causes of, or factors contributing to, the failure to meet such objections may be taken into account in determining whether a Material Adverse Effect has occurred); or (vii) in the case of the Company only, any change or effect resulting from the announcement or pendency of the Merger, including loss of any employees, customers, suppliers, partners or distributors.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

10.5     Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6     Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Escrow Agreement and the certificates delivered by the Company in connection herewith (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary hereunder, except, following the Effective Time, except such provisions that act for the benefit of (i) the Company Securityholders, as set forth in Sections 2.6(a) and 2.6(b) and 2.7, respectively, (ii) the Company Indemnified Parties with respect to Section 6.8; and (iii) the Indemnified Parties with respect to Article VIII.

10.7     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8     Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware) (“Federal Court”), this being in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, the Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 10.12 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.13 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ATHEROMED, INC.

By:	/s/ Michael MacKinnon
Michael MacKinnon
President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SECURITYHOLDERS’ REPRESENTATIVE
(with respect to Article VIII only)

FORTIS ADVISORS LLC

By: /s/ Ryan Simkin
Name: Ryan Simkin
Its: Managing Director

****AGREEMENT AND PLAN OF MERGER****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

VOLCANO CORPORATION

By:	/s/ S. Huennekens
Scott Huennekens
President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ATHENA SUB, INC.

By:	/s/ John Dahldorf
John Dahldorf
President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****